EXHIBIT 10.2

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT FOR LANE BRYANT

BETWEEN

WORLD FINANCIAL NETWORK NATIONAL BANK

AND

LANE BRYANT, INC. (a Delaware corporation)

AND

OUTLET DIVISION MANAGEMENT CO., INC. (a Delaware corporation)

AND

PETITE SOPHISTICATE, INC. (a Delaware corporation)

AND

SIERRA NEVADA FACTORING, INC. (a Nevada corporation)

DATED AS OF AUGUST 12, 2009

TABLE OF CONTENTS

SECTION 1. DEFINITIONS
1.1	Certain Definitions
1.2	Other Definitions

SECTION 2. THE PLAN
2.1	Establishment and Operation of the Plan
2.2	Application for Credit Under the Plan; Internet Features
2.3	Operating Procedures
2.4	Plan Documents (Forms and Collateral)
2.5	Marketing and Promotion of Plan
2.6	Administration of Accounts and Plan and Operating Committee
2.7	Credit Decision
2.8	Ownership of Accounts and Information
2.9	Protection Programs and Enhancement Marketing Services
2.10	Ownership and Licensing of the Party’s Marks
2.11	Cardholder Loyalty Program

SECTION 3. OPERATION OF THE PLAN
3.1	Honoring Credit Cards
3.2	Cardholder Disputes Regarding Accounts, and Goods and/or Services
3.3	No Special Agreements
3.4	Cardholder Disputes Regarding Violations of Applicable Law
3.5	Payment to Company; Ownership of Accounts; Fees; Accounting
3.6	Bank Mailings; Insertion of Company’s Promotional Materials
3.7	Payments
3.8	Chargebacks
3.9	Exercise of Chargebacks
3.10	Non-Competition
3.11	Reports
3.12	Addition of New Businesses

SECTION 4. REPRESENTATIONS AND WARRANTIES OF COMPANY
4.1	Organization, Power and Qualification
4.2	Authorization, Validity and Non-Contravention
4.3	Accuracy of Information
4.4	Validity of Charge Slips
4.5	Compliance with Law
4.6	Company Marks
4.7	Intellectual Property Rights
4.8	Legal Proceedings

(i)

SECTION 5. COVENANT OF COMPANY
5.1	Notices of Changes
5.2	Financial Statements
5.3	Access Rights
5.4	Company’s Business
5.5	Insurance
5.6	Sales Information
5.7	Business Continuation/Disaster Recovery Plan
5.8	Compliance with Agreement and Operating Procedures

SECTION 6. REPRESENTATIONS AND WARRANTIES OF BANK
6.1	Organization, Power and Qualification
6.2	Authorization, Validity and Non-Contravention
6.3	Accuracy of Information
6.4	Compliance with Law
6.5	Intellectual Property Rights
6.6	Legal Proceedings

SECTION 7. COVENANTS OF BANK
7.1	Notices of Changes
7.2	Financial Statement
7.3	Access Rights
7.4	Bank’s Business
7.5	Insurance
7.6	Business Continuation/Disaster Recovery Plan

SECTION 8. INDEMNIFICATION
8.1	Indemnification Obligations
8.2	LIMITATION ON LIABILITY
8.3	NO WARRANTIES
8.4	Notification of Indemnification; Conduct of Defense

SECTION 9. TERM, EXPIRATION AND TERMINATION
9.1	Term and Expiration
9.2	Termination with Cause by Bank; Bank Termination Events
9.3	Termination with Cause by Company; Company Termination Events
9.4	Termination in a Particular State
9.5	Purchase of Accounts
9.6	Effect of Termination
9.7	Termination Assistance Services

SECTION 10. MISCELLANEOUS
10.1	Entire Agreement
10.2	Coordination of Public Statements
10.3	Amendment
10.4	Successors and Assigns
10.5	Waiver

(ii)

10.6	Severability
10.7	Notices
10.8	Captions and Cross-References
10.9	Governing Law
10.10	Counterparts
10.11	Force Majeure
10.12	Relationship of Parties
10.13	Survival
10.14	Mutual Drafting
10.15	Independent Contractor
10.16	No Third Party Beneficiaries
10.17	Confidentiality and Security Control
10.18	Taxes
10.19	Arbitration
10.20	Consent Not to be Unreasonably Withheld

SCHEDULES
1.1	Other Definitions
2.1 (b)	Service Standards
2.2 (b)	New Account Portal Specifications
2.4 (d)	Initial Reissue
2.5 (a)	Marketing Promotions
2.5 (b)	Restricted Marketing Funds
2.6 (a)	Administration of Accounts and Plan
2.6 (b)	Operating Committee
2.7	Credit Decision
2.8	Monthly Master File Information
2.9 (c)	Protection Programs and Enhancement Marketing Services
2.9 (d)	Company Third Party Vendor Products
2.11	Existing Loyalty Program And Bank Loyalty Program Description
3.1	Cross-Shopping
3.5 (a)	Payment to Company
3.5 (d)	Summary of Rates and Fees
3.11	Bank Reports
3.12	Addition of New Businesses
9.2	Termination with Cause by Bank
9.3	Termination with Cause by Company
9.5	Purchase of Accounts

APPENDIX A Initial Operating Procedures

(iii)

PRIVATE LABEL CREDIT CARD PLAN AGREEMENT

THIS PRIVATE LABEL CREDIT CARD PLAN AGREEMENT is made as of this 12th day of August, 2009 (the “Effective Date”) by and between LANE BRYANT, INC.,  PETITE SOPHISTICATE, INC., SIERRA NEVADA FACTORING, INC., OUTLET DIVISION MANAGEMENT CO., INC. (hereinafter referred to as “Outlets”, and, together with Lane Bryant, Inc., Petite Sophisticate, Inc., and Sierra Nevada Factoring, Inc., hereinafter referred to as “Company”), and WORLD FINANCIAL NETWORK NATIONAL BANK (hereinafter referred to as “Bank”).

WITNESSETH:

WHEREAS, Company has requested Bank to extend credit, to qualifying individuals in the form of private label open-ended credit card accounts for the purchase of Goods and/or Services from Company through its Sales Channels and to issue Credit Cards to such individuals (as such capitalized terms are defined below); and

WHEREAS, Bank shall own all the Accounts, and Cardholder payments will be sent to such location as Bank shall from time to time direct (as such capitalized terms are defined below); and

WHEREAS, Bank will operate the Plan subject to the terms and conditions as more fully set forth herein; and

WHEREAS, Bank also intends to purchase from CHRS’ subsidiary, Spirit of America National Bank, the existing private label and co-brand credit card accounts for Company subject to a Purchase Agreement dated as of the date of this Agreement (the “Purchase Agreement”) and convert such existing accounts to the Plan; and

NOW THEREFORE, in consideration of the terms and conditions hereof, and for other good and valuable consideration, the receipt of which is hereby mutually acknowledged by the parties, Company and Bank agree as follows.

SECTION 1.  DEFINITIONS

1.1           Certain Definitions.  As used herein and unless otherwise required by the context, the following terms shall have the following respective meanings.

“Account” shall mean an individual open-end revolving line of credit which is (i) established by Bank for a Customer pursuant to the terms of a Credit Card Agreement, and (ii) branded with a Company Mark.  The term “Account” includes, without limitation, the Purchased Accounts upon acquisition of such accounts by Bank.

“Accounts Receivable” shall mean, as to any Account at the time of reference, any and all amounts owing on such Account, including, without limitation, principal balances from Purchases, fees related to Protection Programs, Enhancement Marketing Services and Company Third Party Vendor Products, accrued finance charges (whether or not posted or billed to an Account), late fees, and all other fees and charges assessed on the Accounts, less any payments and credits received by Bank with respect to the Accounts. This definition specifically excludes any amounts which have been written-off by Bank with respect to such Accounts.

“Address Verification Service” shall mean an adjunct process to the credit authorization process where the Cardholder’s reported billing address is verified against the Bank’s address on file for such Cardholder.

“Affiliate” shall mean with respect to a party any entity that is owned by, owns, or is under common control with such party.

“Agreement” shall mean this Private Label Credit Card Plan Agreement, including any schedules, exhibits, addenda, and future amendments and supplements hereto.

“Applicable Law” shall mean any applicable federal, state or local law, rule, or regulation including, without limitation, requirements of satisfying regulatory agencies.

“Applicant” shall mean an individual who is a Customer and applies for an Account under the Plan.

“Bank” shall mean the party to this Agreement identified in the first paragraph on Page 1 of this Agreement.

“Bank Clients” shall have the meaning set forth in Schedule 2.6 (a).

“Bank Mark” shall mean a trademark, service mark, or name owned by or licensed (and capable of being sublicensed) to Bank and designated by Bank to Company for use in connection with the Plan.

“Batch Prescreen” shall mean a process where Bank’s offer of credit is made to certain Customers prequalified by Bank (per its criteria), in a batch mode (often but not exclusively within a direct to consumer environment).

“Billing Statement” shall mean Bank’s periodic statement listing the amounts of Purchases made, credits received, and other information, as required by Applicable Law and/or deemed desirable by Bank.

“Business Day” shall mean any day, except Saturday, Sunday or a day on which banks in Ohio are required to be closed.

“Cardholder” shall mean any natural person to whom an Account has been issued by Bank and/or any authorized user of the Account.

“Cardholder List” means the Cardholders’ names, telephone numbers, e-mail addresses and physical addresses in the Bank’s Plan records as of the date of termination or expiration of this Agreement, such records do not include any similar or same consumer information maintained by Bank with respect to any other credit programs owned by Bank.

“Charge Slip” shall mean a sales receipt, register receipt tape, invoice or other documentation, whether in hard copy or electronic form, in each case evidencing a Purchase that is to be charged to a Cardholder’s Account.

“CHRS” shall mean Charming Shoppes, Inc., a Pennsylvania corporation and the parent of Company.

“CHRS Businesses” shall mean (collectively) the retail women’s apparel business operated by Company’s affiliate Fashion Bug Retail Companies, Inc. (“Fashion Bug”), the retail women’s apparel business operated by Company’s affiliate Catherines Stores Corporation, and/or Catherines retail women’s apparel outlet business operated by Outlets, and Sierra Nevada Factoring, Inc., as long as (i) such companies are wholly owned subsidiaries of CHRS, and any successors of such companies (as long as such successors are wholly owned subsidiaries of CHRS) and (ii) the assets comprising such companies’ retail women’s apparel businesses are directly or indirectly owned by CHRS.

“CHRS Business Card” shall mean a credit card and/or account established by Bank for a customer of a CHRS Business and bearing a trademark, service mark, or name owned by or licensed (and capable of being sublicensed) of such CHRS Business and designated by such CHRS Business for use by Bank in connection with the credit card and/or account.

“Company Deposit Account” shall mean the one (1) deposit account maintained by Company and designated by it in writing to Bank as to which Bank should direct its payments. See also Section 3.5 (a).

“Company Mark” shall mean a trademark, service mark, or name owned by or licensed (and capable of being sublicensed) to Company and designated by Company to Bank for use in connection with the Plan.

“Company Third Party Vendor Products” shall have the meaning set forth in Section 2.9.

“Consumer Personal Information” shall mean that non-public personal information regarding Applicants, Customers, and Cardholders, including but not limited to Account information consumer reports, and information derived from consumer reports, that is subject to protection from publication under Applicable Law.

“Credit Card” shall mean the credit card issued by Bank to Cardholders bearing the Company Mark (and with respect to Purchased Accounts shall mean the credit card issued by Spirit America National Bank), corresponding to a related Account for the purpose of purchasing Goods and/or Services pursuant to this Agreement.

“Credit Card Agreement” shall mean the open-end revolving credit agreement between a Cardholder and Bank governing the Account and Cardholder’s use of the Credit Card, together with any modifications or amendments which may be made to such agreement.

“Credit Sales Day” shall mean any day, whether or not a Business Day, on which Goods and/or Services are sold by Company through its Sales Channels.

“Credit Slip” shall mean a sales credit receipt or other documentation, whether in hard copy or electronic form, evidencing (i) a return or exchange of Goods, or (ii) a credit on an Account as an adjustment by Company for goodwill or for Services rendered or not rendered by Company to a Cardholder.

“Cross Shopping” shall mean the accepting for payment by CHRS Businesses of the Accounts and the reciprocal accepting for payment by Company of Bank’s accounts corresponding to the CHRS Businesses.  See also Schedule 3.1.

“Customer” shall mean any individual consumer who is a customer or potential customer of Company.

“Discount Fees” shall have the meaning set forth in Schedule 1.1.

“Effective Date” shall mean the date set forth in the first paragraph on page one (1) of this Agreement.

“Electronic Bill Presentment and Payment (or EBPP)” shall mean a procedure whereby Cardholders can elect to receive their Billing Statements electronically and that also allows them an opportunity to remit their Account payments to Bank electronically.

“Electronic Customer Service (or eCS)” shall mean a web-based customer service system Bank makes available on a Bank website.

“Enhancement Marketing Services” shall have the meaning set forth in Section 2.9.

“Financial Products” shall mean credit card, credit issuance or payment processing arrangements, or other programs (including but not limited to ones involving a credit card) similar in purpose to those components of the Plan dealing with the extension of credit and repayment of debt extended to Customers as contemplated under this Agreement, including cardless, Internet-based or Internet-only payment vehicles and contactless payment vehicles to be used as devices and/or methods by Customers to purchase Goods and/or Services on credit.

“Forms” shall have the meaning set forth in Section 2.4.

“Goods and/or Services” shall mean those goods and/or services sold at retail by Company through its Sales Channels to the general public for individual, personal, family or household use.

“Initial Reissue” shall have the meaning set forth in Schedule 2.4 (d).

“Initial Term” shall have the meaning set forth in Section 9.1.

“Instant Credit” shall mean an Account application procedure designed to open Accounts whereby the application information is communicated to Bank either (i) verbally at Point of Sale; or (ii) systemically during the order entry process.

“Losses” shall mean any liability, damage, costs, fees, losses, judgments, penalties, fines, and expenses, including without limitation, any reasonable attorneys’ fees, disbursements, settlements (which require the other party’s consent), and court costs, reasonably incurred by Bank, Company, or a third-party, as the case may be, without regard to whether or not such Losses would be deemed material under this Agreement; provided however, that Losses shall not include any overhead costs that either party would normally incur in conducting its everyday business.

“IVR” shall mean an interactive voice response system and/or procedure.

“Loyalty Program” shall have the meaning set forth in Section 2.11.

“Net CHRS Sales” shall mean the aggregate of all CHRS Business Card purchases, less credits or refunds for goods and/or services for all CHRS Businesses.

“Net Proceeds” shall be calculated by Bank on each Business Day (to include all transactions submitted by Company for such Business Day and the prior consecutive calendar days which were not Business Days) and shall mean the sum of all Purchases adjusted as follows:  (i) minus credits to Accounts for the return or exchange of Goods, or a credit on an Account as an adjustment by Company for goodwill or for Services rendered or not rendered by Company to a Cardholder, all as shown in the Transaction Records (as corrected in the event of any computational error); (ii) minus payments received by Company from Cardholders on Bank’s behalf; (iii) plus any applicable Royalty Payments payable to Company as in effect on the date of calculation; (iv) minus any applicable Discount Fees and/or Promotional Program Fees payable to Bank as in effect on the date of calculation; and (v) adjusted by any other undisputed amounts then due to or by Bank pursuant to Section 3.5 (g) of this Agreement.

“Net Sales” shall mean Purchases, less credits or refunds for Goods and/or Services, all as shown in the Transaction Records (as corrected in the event of any computational error), calculated each Business Day.

“Net Sales on Regular Revolving Purchases” shall mean Regular Revolving Purchases, less credits or refunds for Goods and/or Services, all as shown in the Transaction Records (as corrected in the event of any computational error), calculated each Business Day.

“Net Sales on Promotional Program Purchases” shall mean Promotional Program Purchases, less credits or refunds for Goods and/or Services, all as shown in the Transaction Records (as corrected in the event of any computational error), calculated each Business Day.

“New Account Portal” shall mean an on-line new accounts reporting and access system having the functionality described in Schedule 2.2(b).

“On-Line Prescreen (or OLPS)” shall mean a process where Bank’s offer of credit is made to certain Customers pre-qualified by Bank (per its criteria), in a real-time pre-approved manner, at the POS at the time of a transaction.

“Operating Procedures” shall mean Bank’s instructions and procedures regarding the Plan as written by Bank.  The initial Operating Procedures are set forth in Appendix A and may be amended from time to time pursuant to Section 2.3.  Prior to the TSYS Transition, the Operating Procedures with respect to services provided by TSYS shall be the operating procedures under the TSYS Agreements.

“Performance Thresholds” shall mean certain thresholds set by Bank in the exercise of Bank’s reasonable discretion and after discussion with the Operating Committee with respect to the following: (a) for Web On-Line Prescreen, the Customer pass-rate and Customer acceptance rate; and (b) for in-store On-Line Prescreen, the Customer pass-rate, Company's offers made rate, and Customer acceptance rate.

“Plan” shall mean the private label credit card plan established and administered by Bank for Customers by virtue of this Agreement.

“Plan Commencement Date” shall mean the date on which Bank acquires the Purchased Accounts.

“Plan Documents” shall have the meaning set forth in Section 2.4.

“Plan Manager” shall have the meaning set forth in Schedule 2.6(a).

“Plan Year” shall mean each consecutive twelve (12) month period commencing on the Plan Commencement Date.

“Point of Sale (or POS)” shall mean the physical or electronic location at which transactions (sales, credits, and returns) take place.  This includes but is not limited to a cash register, point of order entry, or website (as applicable).

“Prescreen Acceptance” shall mean a POS process designed to recognize and activate Bank’s pre-approved batch offers for Accounts for Customers.

“Prime Rate (or Prime)” shall mean the “Prime Rate” as published in the “Money Rates” section of the Wall Street Journal on the date of reference.

“Promotional Program” shall mean any special Cardholder payment terms approved by Bank and Company for certain Purchases, including without limitation deferred programs.  The initial Promotional Programs approved by Bank and Company, if any, are set forth in Schedule 1.1.  Additional Promotional Programs shall be made a part of this Agreement only by written amendment.

“Promotional Program Purchase” shall mean a Purchase made under the terms of a Promotional Program.

“Protection Programs” shall have the meaning set forth in Section 2.9.

“Purchase” shall mean (i) a purchase of Goods and/or Services including without limitation all applicable taxes and shipping costs, with a specific extension of credit by Bank to a Cardholder using an Account as provided for under this Agreement, and/or (ii) a purchase of Goods and/or Services including without limitation all applicable taxes and shipping costs, with a specific extension of credit by Bank to an accountholder using a CHRS Business Card through Cross Shopping as provided for under this Agreement.  The term shall be interpreted to include Regular Revolving Purchases as well as Promotional Program Purchases unless the context of the reference clearly indicates otherwise.  Bank reserves the right to deny (or reverse) an extension of credit for particular transactions in order to comply with Applicable Law, which might include but not be limited to prohibitions against transactions related to gambling.

“Purchase Agreement” shall have the meaning set forth in the fourth recital.

“Purchased Accounts” shall mean those certain private label credit card accounts related to Company which Bank and Company’s existing private label credit card program provider, Spirit of America National Bank, have agreed upon in their Purchase Agreement as eligible accounts.

“Purchase Date” shall mean the date on which Bank buys the Purchased Accounts from Spirit of America National Bank.

“Quick Credit” shall mean an in-store application procedure designed to open Accounts as expeditiously as possible at the Point of Sale, whereby an application for an Account might be processed without a paper application being completed by an Applicant.  An Applicant’s credit card (Visa, MasterCard, American Express, Discover or other Bank approved private label card) is electronically read by a terminal to identify certain information to facilitate a credit analysis. Other data shall be entered into that same terminal by the Company associate as specified in the Operating Procedures.

“Rates and Fees” shall mean those Cardholder terms and conditions regarding rates and fees as are initially set forth in Schedule 3.5 (d), as amended from time to time pursuant to Section 3.5 (d).

“Regular Revolving Purchases” shall mean Purchases which are not subject to any Promotional Program.

“Renewal Term” shall have the meaning set forth in Section 9.1.

“Restricted Marketing Fund” shall have the meaning set forth in Section 2.5(b).

“Royalty Payment” shall have the meaning set forth in Schedule 1.1.

“Sales Channels” shall mean those certain sales channels through which Company sells its Goods and/or Services during the Term, including (as applicable) but not limited to: (i) retail locations which are owned and operated by Company or Company’s licensees or franchisees and using the Company Mark and / or the same trademarks, service marks or names as used by Company in its business, (ii) Company’s website; and (iii) Company’s catalog, if any.  As a point of clarification, this definition includes different or additional sales channels that are part of Company’s expansion of its business as then constituted, if such expansion includes sales channels operated under the same trade name(s) as Company.  For example: the opening of a new store or development of a website through either (i) “organic growth” or (ii) acquisition of the assets of a competitor.  In addition, Sales Channels may be removed through the closing of a store, discontinuation of a license, or discontinuation of website or catalog.

“Service Standards” shall have the meaning set forth in Schedule 2.1 (b).

“Statemented Account” shall mean each Account for which a Billing Statement is generated (whether or not actually sent to the Cardholder) within a particular billing cycle.

“Take-One Application” shall mean a paper application made available at or through Sales Channels (or otherwise).  An Applicant can complete and submit the Take-One Application directly to Bank, or he or she may submit it to a Company associate for submission to Bank (such as through the Instant Credit Application procedure).

“Term” shall mean the Initial Term plus any Renewal Terms, as defined in Section 9.1.

“Transaction Record” shall mean the following, with respect to each Purchase or with respect to a credit or return related to a Purchase (as applicable), and each payment received by Company from a Cardholder on Bank’s behalf:  (a) the Charge Slip or Credit Slip corresponding to the Purchase, credit or return; or (b) a computer readable tape/cartridge or electronic transmission containing the following information: the Account number of the Cardholder, identification of the Company’s Sales Channel (location) where the Purchase, credit or return was made (if applicable), the total of (i) the Purchase price of Goods or Services purchased or amount of the credit, as applicable, plus (ii) the date of the transaction, a description of the Goods or Services purchased, credited or returned and the authorization code, if any, obtained by Company prior to completing the transaction; or (c) electronic record whereby Company or one of its Sales Channels electronically transmits the information described in subsection (b) hereof to a network provider (selected by Company at its expense), which in turn transmits such information to Bank by a computer tape/cartridge or electronic tape or transmission.

“Transfer” shall have the meaning set forth in Section 3.5 (a).

“TSYS” means Total System Services, Inc., a Georgia corporation.

“TSYS Agreements” shall have the meaning set forth in paragraph 1 of Schedule 2.1 (b).

“TSYS Transition” shall have the meaning set forth in paragraph 1 of Schedule 2.1 (b).

“Web (or Internet)” shall mean the world-wide web internet network as generally understood in the greater business community and any replacement technology system.

“Web Application” shall mean a web based new Account application procedure made available by Bank.  See also Section 2.2 (d).

1.2           Other Definitions.  As used herein, terms defined in the introductory paragraph hereof and in other sections of this Agreement shall have such respective defined meanings.  Defined terms stated in the singular shall include reference to the plural and vice versa.  The terms “shall” and “will” have the identical meaning (i.e., that something is compulsory and certain), and the use of one versus the other is not to be interpreted as implying less certainty or a sense of possibility or choice.

SECTION 2.  THE PLAN

2.1           Establishment and Operation of the Plan.  (a) The Plan is established for the primary purposes of providing Customer financing for purchasing Goods and/or Services, providing a means to promote increased Company sales, and providing Bank a commercially reasonable financial return.  Qualified Applicants desiring to use the Plan shall be granted an Account by Bank with a credit line in an amount to be determined by Bank in its discretion for each individual Applicant.  Subject to Section 3.5 (d) and Applicable Law, Bank shall determine the terms and conditions of the Account to be contained in a Credit Card Agreement.

(b)           Subject to the provisions of Schedule 2.1 (b) regarding the TSYS Transition, Bank shall perform in accordance with the Service Standards and shall otherwise perform all operations of the Plan using reasonable care consistent with not less than industry standards and in accordance with the terms of this Agreement.  Bank will provide Company with a monthly summary of Bank’s performance regarding the Service Standards, as set forth in Schedule 2.1 (b).  In addition, Bank’s performance of the services hereunder shall be reviewed by the Operating Committee.  Bank shall provide eCS services to Cardholders at Bank’s expense, and Company shall provide a weblink to the eCS at Company’s expense.   Bank shall not display any trade names or advertisements on the eCS advertising services or products to sell to Cardholders other than those of Company and those permitted by this Agreement (such as Enhancement Marketing Services pursuant to Section 2.9(b)). Company shall perform its obligations in accordance with the Company Service Standards, as set forth in Schedule 2.1 (b).  See Schedule 2.1(b) relating to TSYS Transition and Service Standards.

2.2           Applications for Credit Under the Plan; Internet Features.  (a) Company shall not promote or participate in any application by a Customer for financing the purchase of Goods and/or Services other than for participation in the Plan as provided in Section 3.10 or signage promoting Company’s acceptance of general purpose credit cards (non-Company branded Visa, MasterCard, Discover or American Express general purpose credit cards).  Applicants who wish to apply for an Account under the Plan must submit a completed application on a form or in an electronic format provided by or approved by Bank, and Bank shall grant or deny the request for credit based solely upon Bank’s credit criteria.  In the case of in-store applications, Company shall (i) provide a copy of the Credit Card Agreement to the Applicant, and (ii) follow any applicable Operating Procedures.  When facilitating any other method of application, Company shall use commercially reasonable efforts to ensure that its Sales Channels follow all applicable Operating Procedures. The application shall be submitted to Bank by the Applicant or submitted by Company on behalf of the Applicant, as required in the

Operating Procedures.  If Bank grants the request for an Account, Bank will issue a Credit Card to the Applicant to accesses an individual line of credit in an amount determined by Bank.  For Quick Credit and Instant Credit, Bank will issue an account number which may be utilized by the Cardholder for Purchases at the time of approval and prior to the issuance of the Credit Card.

(b)           Throughout the Term, Bank shall make available, and Company shall utilize, as applicable, the following application procedure: Quick Credit.  Bank agrees that, upon Company’s request, Bank shall make available, and Company may also use the following Bank application procedures: Instant Credit, Take-One, Web Application, Batch Prescreen and On-Line Prescreen procedures (for clarification, Batch Prescreen consists of prescreening Customers selected by Company for credit approval but it does not include the cost of mailing of the offers to the customers (which mailing costs may be subject to reimbursement via the Restricted Marketing Fund as determined by the Operating Committee). With respect to On-Line Prescreen Bank will have the right to set certain Performance Thresholds and Bank will have the right to discontinue making such procedures available on not less than thirty (30) days’ prior written notice to Company in the event such Performance Thresholds are not maintained. See also subsection (d) below regarding the Web Application procedure.  Commencing on the Plan Commencement Date Bank shall make available the New Account Portal through the TSYS’ services.  Upon the completion of the TSYS Transition Bank shall provide a New Account Portal with features and functionality as set forth in Schedule 2.2(b).  Company shall not be liable to Bank for the loss of Take-One applications unless such loss is the result of actions or omissions by Company.

(c)           Regarding applications submitted in whole or in part by Company, Company agrees that it will (i) protect and keep confidential any and all Applicant information (which information shall be Bank Consumer Personal Information) acquired as a result of participating in the submission of any such applications, and (ii) not disclose the information to anyone other than authorized representatives of Bank, and (iii) follow all Operating Procedures applicable to such Bank Consumer Personal Information.  Subject to Applicable Law, the foregoing shall not limit Company’s right to receive from Bank (and use for marketing purposes) Cardholder information consisting of name, address, telephone number(s) and (as applicable) e-mail address(es).

(d)           Bank shall make available the Web Application procedure by establishing a website for such purpose, at Bank’s sole cost and expense, which shall be accessible from Company’s website and which shall comply with all Applicable Law.  Bank shall be responsible for maintaining the security of the Web Application.  Bank shall not display any trade names or advertisements on the Web Application advertising services or products other than those of Bank, Company and those permitted by this Agreement (such as Enhancement Marketing Services pursuant to Section 2.9(b)).

Bank represents and warrants that, to integrate and maintain the Web Application, to ensure access to the Bank’s designated website, and to reduce technical errors, Bank will use commercially reasonable efforts to ensure that Bank’s software providing the Web Application will function, and continue to function, in a sound technical manner.

Bank shall appropriately monitor the Web Application and its website to ensure proper functioning. Company shall be responsible for Company’s side of integrating and maintaining on its website, at its sole expense, access to Bank’s Web Application.  Company represents and warrants that, to integrate and maintain the Web Application, to ensure access to the Bank’s designated website, and to reduce technical errors, Company shall use commercially reasonable efforts to ensure that Company’s software providing the access will function, and continue to function, in a sound technical manner.  Company shall appropriately monitor its website to ensure proper functioning.  In the event Bank changes or otherwise modifies the website address for its designated website, Bank will provide at least thirty (30) days prior written notice and Company will, at Bank’s reasonable expense, either update or modify its website thereto, as directed by Bank.  In providing Web Application on the Company website, if appropriate, Company shall make it clear and conspicuous that the Customer is leaving Company’s website and is being directed to Bank’s website for the exclusive purpose of accessing Bank’s website.  Company agrees that, in connection with the Web Application, it will use Bank’s name, or any logo, statements, or any other information that is related to Bank, only as directed by Bank, or as previously approved by Bank in writing.  Without limiting the generality of the scope of required approvals, but by way of example, Company shall seek Bank’s approval, not to be unreasonably withheld, not only with respect to content, but also with respect to any typestyle, color, or abbreviations used in connection with the Web Application.

Company will reasonably promote the EBPP to Customers but is not responsible for ensuring and does not guaranty any minimum participation by Customers in the EBPP.   Bank shall bear all costs for providing the EBPP, Customer’s access to the EBPP and Bank’s processing of Cardholder payments through the EBPP.

2.3           Operating Procedures.  Company shall use commercially reasonable efforts to observe and comply in all material respects and to cause its Sales Channels to observe and comply in all material respects with the Operating Procedures and such other reasonable procedures as may be agreed upon by the Operating Committee from time to time.  Bank is solely responsible for ensuring that its Operating Procedures and other procedures comply with Applicable Law.  The Operating Procedures may be amended or modified by the Operating Committee from time to time; provided, however, that Bank shall have the right to amend the Operating Procedures without approval by the Operating Committee to the extent necessary to comply with Applicable Law with notice to Company as is reasonably practicable under the circumstances and subject to review by the Operating Committee at the next meeting of the Operating Committee.  In the event Bank requested changes to the Operating Procedures would increase Company’s costs of complying with the Plan (including, without limitation, increased costs of training employees) or otherwise adversely affect Company’s operations, the parties shall negotiate in good faith the implementation of such changes and the responsibility for the costs thereof; provided, however, that (i) if such changes are  being made by Bank solely to comply with Applicable Law, and are being implemented by Bank with respect to Bank’s Clients, then Bank shall be permitted to make such changes as are necessary to enable such compliance (and shall use its commercially reasonable efforts to effectuate such changes in the most cost-effective manner) and Company shall bear all costs related to Company’s compliance thereof (to the extent all such Bank Clients are so required) and/or (ii) if such changes are being implemented by Bank with respect to Bank’s other Bank Clients, and if after implementation of such changes Bank will continue to utilize industry standard methods of communications with Company, then Bank shall be permitted to make such changes (and shall use its commercially reasonable efforts to effectuate such changes in the most cost-effective manner) and Company shall bear all reasonable costs related to Company’s compliance thereof (to the extent all such Bank Clients are so required).

2.4           Plan Documents (Forms and Collateral).  (a)  Forms - General. Subject to (b) below, Bank shall design, determine the terms and conditions of, and generate the form of the Credit Card Agreement, applications, Credit Card, card mailers, privacy notices, Billing Statements (including backers), Cardholder letters, templates, and other documents and forms  to be used under the Plan which (i) relate to the Plan, (ii) relate to Bank’s and/or the Cardholder’s obligations, (iii) are used by Bank in maintaining and servicing the Accounts; or (iv) are required by Applicable Law (collectively, “Forms”).  Bank shall be solely responsible for ensuring that all Forms comply with Applicable Law. By way of clarification, Bank’s responsibilities do not include any obligations Company may have as a retailer, such as creating the form of Charge Slips and Credit Slips.  All Forms shall be in the English language only unless otherwise agreed by the parties in writing or otherwise required by Applicable Law, and there shall be only one design for each Form.

(b)           Forms - Conditions.  The provisions of (a) above are subject to the following conditions.  First, Bank’s actions are subject to Section 3.5 (d), Applicable Law, and Section 2.10.  Second, Bank and Company shall jointly design any Customer marketing aspects of Billing Statements, Cardholder letters, Credit Cards, and card mailers, all of which must be approved by the Operating Committee.

(c)           Collateral. Company may design and produce promotional material, direct mail pieces, catalog, newspaper, radio and Internet advertisements, and other collateral documents (collectively, “Collateral”) which reference the Plan. Company shall submit all Collateral to Bank for its review and approval of the Plan disclosures, as well as references to the Plan and use of Bank Marks, such approval not to be unreasonably withheld or delayed.  Pursuant to this review and approval process, Company will make (or have made) all changes that Bank requests to satisfy Applicable Law and/or in exercising its rights under this Agreement.

(d)           Bank’s Costs.  Subject to subsection (e) below, Bank, in the exercise of its reasonable discretion, will determine which and how many of the following to provide, which shall be at Bank’s expense.  First, Bank will provide to Company at one central location, for distribution to Customers and Cardholders, marketing purposes, and mass mailings, as applicable: (i) adequate copies of Credit Card Agreements and applications; and (ii) adequate copies of any appropriate Forms. Second, Bank shall provide an appropriate number of (or copies of, as applicable) Credit Card Agreements, applications, Credit Cards, Billing Statements, and card mailers.  Bank shall use commercially reasonable efforts to maintain the supply of Forms so as to minimize creation of obsolete Forms.  See also Schedule 2.4(d).

(e)           Company’s Costs.  (i) Company Re-issuances. Except for the Initial Reissue for the Purchased Accounts as set forth in Section 2.4 (d) and Schedule 2.4 (d), Company shall pay all actual costs related to any re-issuance of Credit Cards to Cardholders that Company requests or that is required by Applicable Law solely as a result of Company’s decisions and/or actions, including, but not limited to, expired Credit Cards (in the event Credit Cards have expiration dates as a result of Company’s request) and upgrades for any Plan premier cards (collectively “Company Re-issuances”).  The costs associated with a Company Re-issuance are limited to the actual costs of the card itself (including all embossing and encoding), card mailers, envelopes, postage and any Collateral requested by Company and, if required as a result of the Company Re-issuance, Credit Card Agreements and other Forms.  As a point of clarification, none of the following constitutes a Company Re-issuance (and Bank shall be responsible for the costs of such issuances): Bank’s initial issuance of a Credit Card to a Customer (even if part of a pre-qualified or other program), Bank’s replacement (on an Account-by-Account basis) of lost or stolen Credit Cards, or expired Credit Cards (unless the Cards have expiration dates as a result of Company’s request), in response to some other Cardholder request, or Bank’s one-time issuance of Credit Cards to Customers of the Purchased Accounts in connection with the Initial Reissue.

(ii)           Variations from Bank’s Standards.  If a request or requirement (as applicable) of Company with regard to any Plan Forms requires a variation from Bank’s standard specifications or the specifications otherwise set forth in this Agreement, and such variation causes a net increase in any cost of Bank, the following shall apply.  First, Bank will advise Company in writing of the variance and provide a written estimate of the related actual net cost increase (including the cost of any obsolete forms as set forth below).  Second, Company shall notify Bank in writing of its decision to forego the request, to modify the request such that no cost increase is generated, or agree to bear the additional expense. In the event any otherwise applicable and usable Forms become obsolete solely as a result of changes requested by Company or necessitated by its decisions and/or actions as set forth above, Company shall reimburse Bank for the actual costs associated with any such unused obsolete Forms.  Company shall not be liable for lost Forms, unless such loss is due solely to the negligent or willful actions or inactions of Company.  Bank shall use commercially reasonable efforts to minimize obsolete forms.

(iii)           Mass Mailings.   As to any mass mailings requested by Company (including but not limited to catalog mailings, pre-approved mailings, and zero balance mailings), Company shall pay all actual costs related thereto unless otherwise agreed by the parties (which if marketing related, the costs of which shall be eligible costs for the Restricted Marketing Fund if agreed by the Operating Committee).

(f)           Timing of Reissuance.  Company and Bank agree that the volume of any Credit Card reissuance (including but not limited to the Initial Reissue) may be spread out over seven (7) consecutive days, provided that each such reissuance is limited to Two Million (2,000,000) Credit Cards.  In the event that any such reissuance includes more than Two Million (2,000,000) Credit Cards, Bank shall not be required to complete the reissuance within seven (7) days, but Bank and Company shall mutually agree upon another reissue time period.

2.5           Marketing and Promotion of Plan.  (a) Throughout the Term of this Agreement, Company shall in a commercially reasonable manner actively and consistently market, promote, participate in and support the Plan, including without limitation those marketing promotions set forth in Schedule 2.5 (a) and such other methods mutually agreed upon by Company and Bank.  Bank has had the opportunity to review the historical marketing plans of Company’s private label credit card program operated with respect to the Purchased Accounts including, without limitation, the historical practices and procedures utilized by Company to promote such program.  During the first twelve (12) months of the Term, it is Company’s intent to market the Plan in a manner consistent with Company’s historical marketing of the proprietary credit card plan associated with the Purchased Accounts. As one example, Company agrees to advertise and actively promote the Plan through all Sales Channels (e.g., as applicable, signage and spiffs at retail locations and promotions on Company’s website).  Company and Bank will jointly agree upon programs to market the Plan, both initially and on a continuing basis and in accordance with Applicable Law.  The parties agree that such agreed upon programs will include some form of statement messaging, the details of which will be agreed upon in the Operating Committee (which shall include Company’s ability to transmit an electronic file (in a secure format in accordance with Bank’s security policies) by Cardholder Account number to Bank setting forth targeted credit marketing to be performed by Bank in the statement messages to targeted groups of Cardholders, up to Bank’s maximum group limit.

(b)           Bank shall pay to Company as an expense reimbursement the amounts set forth in (and in accordance with the provisions of) Schedule 2.5 (b) to reimburse Company for its marketing and promotion expenses associated with the Plan (to the extent such marketing and promotion expenses were approved by the Operating Committee).  All of such funds shall be referred to herein as the “Restricted Marketing Fund.”

2.6           Administration of Accounts and Plan and Operating Committee.  (a) Bank shall, at Bank’s sole cost and expense (unless such costs and expenses are otherwise expressly provided for in the Agreement) perform, in compliance with Applicable Law, all functions necessary to originate, administer, fund and service the Accounts, including but not limited to: providing receivables funding, application processing, credit authorizations, making all necessary credit and fraud investigations; notifying Applicants in writing of acceptance or rejection of credit under the Plan; preparing and mailing Billing Statements; making collections; handling Cardholder inquiries; providing legal compliance functions related to Bank’s operation of the Plan; and processing Cardholder payments and payments to Company hereunder.  See also Schedule 2.6 (a).

(b)           The parties hereby establish an Operating Committee (the "Operating Committee"), which shall act and be governed by the provisions of Schedule 2.6 (b).

2.7           Credit Decision.  The decision to extend credit to any Applicant under the Plan shall be Bank’s decision.  Bank shall determine all credit underwriting policies and procedures, as subject to Applicable Law and safety and soundness considerations.  Bank will work in good faith with Company in good faith to develop business strategies with respect to the issuance of Credit Cards which are intended to maximize the potential of the Plan, and which are mutually beneficial to Company and Bank.  See also Schedule 2.7.

2.8                 Ownership of Accounts and Information. (a) The parties recognize that Cardholders are Customers, and that each of Bank and Company has certain ownership rights in information relating to such individuals in their respective roles as Cardholders and Customers.  The parties acknowledge that the same or similar information may be contained in the Bank Cardholder Information (defined below) and the Company Customer Information (defined below); such common information being referred to herein as “Common Information”.  Each such pool of data shall therefore be considered separate information subject to the specific provisions applicable to that data hereunder.  For example, in subsection (b) below Bank is authorized to use Company Customer Information only for certain limited purposes.  Presume such information included names of both Customers who were Cardholders and non-Cardholder Customers. The names of those who were both Customers and Cardholders would be Common Information. So, Bank would not be limited by the terms of subsection (b) as to such names. However, the names of non-Cardholder Customers would not be Common Information, and thus would be subject to the limitations set forth in subsection (b). Likewise, though subsection (c) below limits what Company can do with Bank Cardholder Information, such limitations do not apply to that portion of Bank Cardholder Information that is comprised of Common Information.

(b)           The Customer’s names, phone numbers, mailing addresses and e-mail addresses, if applicable, and other Customer information collected by Company independent of Bank and set forth in Company’s records, including Company’s Transaction Record information, shall be the exclusive property of Company; such information and Company’s Common Information shall be referred to collectively as “Company Customer Information”.  Company Customer Information might or might not be comprised exclusively of Company’s Consumer Personal Information. As reasonably requested by Bank, Company shall provide the names, mailing addresses and e-mail addresses of Customers for whom Company has such information to Bank, to be used by Bank only for purposes of (i) evaluating such Customer’s creditworthiness, (ii) soliciting such Customers for Credit Cards, and (iii) administering the Plan in accordance with the terms of this Agreement and Applicable Law. To the extent permitted by Applicable Law, Company’s privacy and security policies shall authorize Company to disclose such information to Bank.  Additionally, all Transaction Record information originated by Company shall be sent to Bank for daily processing.  Bank shall protect the confidentiality of such information as set forth in Section 10.17 and shall not use or disclose such Company Customer Information without prior written consent from Company except as otherwise provided for in this Agreement.

(c)            (i) The Accounts and all information related thereto set forth in Bank’s records, including without limitation the information listed in Schedule 2.8, the information obtained through applications, the receivables, names, addresses, and credit Account information of Cardholders shall be the exclusive property of Bank during the Term, and thereafter (unless the Accounts are purchased by Company or its designee pursuant to Section 9.5). Such information and Bank’s Common Information shall be referred to collectively as “Bank Cardholder Information”. Bank Cardholder Information might or might not be comprised exclusively of Bank’s Consumer Personal Information.  Bank agrees that during the Term and in the event Company purchases the Portfolio pursuant to Schedule 9.5, Bank shall not (i) sell or disclose to third parties the Cardholder List, nor (ii) use such Cardholder List for the purpose of marketing or soliciting to the Cardholders, except as expressly permitted by the terms of this Agreement and/or in connection with Bank’s administration and servicing of the Plan.

(ii)           To the extent permitted by Applicable Law and Bank’s privacy and security policies, Bank shall provide to Company (A) one (1) monthly master file extract, initially containing the information set forth on Schedule 2.8 with such changes as the parties may mutually agree from time to time, and (B) any other Bank Cardholder Information as agreed to by Company and Bank.  Company may use such information in connection with maintaining and servicing the Accounts; furthermore, Company may use it to market to the Cardholders its Goods and/or Services, its business in general or any CHRS Business engaged in Cross Shopping, but in any event only as permitted by Applicable Law. Company may share the same with CHRS to the extent permitted by Applicable Law. The parties recognize that Company’s efforts related to such approved purposes might necessitate disclosure of Bank Cardholder Information to Company’s vendors and contractors.  Such disclosure shall be permitted, provided the third-parties agree in writing to use the information only for the aforementioned approved purposes and to protect the confidentiality of such information as set forth in Section 10.17.  Except as so provided, unless Bank consents otherwise in advance and in writing, Company shall keep such Bank Cardholder Information which is not Common Information confidential as set forth in Section 10.17, and shall not disclose such information to any third-party nor sell, lease, or otherwise transfer such information to any third-party.

2.9           Protection Programs and Enhancement Marketing Services.  (a) Company and Bank agree that Bank will have the exclusive right but, except as set forth herein, not the obligation to make available to Cardholders various types of debt cancellation and credit related protection programs (collectively referred to herein as “Protection Programs”) offered by Bank.  Bank may but is not obligated to offer such Protection Programs through direct marketing channels including but not limited to telemarketing, call transfer, inbound customer service call offers, call to confirm programs, IVR, eCS, and EBPP.  Bank also has the right but not the obligation to make written offers for Protection Programs through Billing Statement bangtails and inserts Billing Statement messaging, and direct mail.  The fees for Protection Programs will be charged to the applicable Cardholder’s Account.  Company will assist Bank’s effort to offer Protection Programs in accordance with the mutually agreed promotional efforts so long as such assistance will not require Company to incur any direct expense or cost. Company will continue to support Protection Programs consistent with the support provided by Company prior to the Effective Date.  In the event Company purchases the Portfolio in connection with a termination of this Agreement, to the extent lawfully permitted, Bank shall, at Company’s request, transfer the Protection Programs (and all Cardholder contracts associated therewith) to Company (or its designee) as part of the acquisition and at no additional cost to Company (provided that Bank shall not transfer rights to use its trade names for such Protection Programs in connection therewith and Company shall rebrand such Protection Programs upon acquisition thereof).  In the event Company does not request the transfer of such Protection Programs, Bank shall have the right but not the obligation to immediately terminate any Protection Programs if and when either party:  (i) terminates this Agreement, (ii) notifies the other party of an intent to terminate or that the notifying party has already terminated this Agreement, or (iii) notifies the other of an intent to allow this Agreement to expire.

(b)           Company and Bank agree that, subject to Section 2.9(c), and except for Company’s Third Party Vendor Products as set forth in Section 2.9(d), Bank will have the exclusive right but not the obligation to make available to Cardholders, through solicitations made in connection with their Accounts, various types of products and services other than Protection Programs subject to Company’s prior written consent.  Such other products and services shall be referred to collectively herein as “Enhancement Marketing Services”. Such Enhancement Marketing Services include, but are not limited to, travel clubs, legal services, and merchandise products.  Bank may but is not obligated to offer Enhancement Marketing Services through direct marketing channels including but not limited to telemarketing, call transfer, inbound customer service call offers, call to confirm programs, IVR, ECS, and EBPP.  Subject to Company’s written consent, Bank also has the right, but not the obligation, to make written offers through Billing Statement bangtails and inserts, Billing Statement messaging, and direct mail. Bank will notify Company of proposed offers and obtain Company’s prior written consent prior to execution.  The charges for Enhancement Marketing Services will be billed to the applicable Cardholder’s Account.  Bank shall have the right but not the obligation to immediately terminate any Enhancement Marketing Services if and when either party:  (i) terminates this Agreement, (ii) notifies the other party of an intent to terminate or that the notifying party has already terminated this Agreement, or (iii) notifies the other of an intent to allow this Agreement to expire.

(c)           See Schedule 2.9 (c).

(d)           Subject to the provisions of this Subsection 2.9 (d) and its corresponding Schedule, and notwithstanding the provisions of Section 2.9 (b), Company may make available to Cardholders through Billing Statement inserts, EBPP direct mail programs and telemarketing non-financial products and services and, with the consent of Bank, other products and services, from Company’s or its Affiliates’ third party vendors (“Company Third Party Vendor Products”).  By way of clarification, the parties agree that no product or service that is a competing debt cancellation or other credit related protection program competitive with a Protection Program can be a Company Third Party Vendor Product without the consent of Bank.  The fees for Company Third Party Vendor Products will be charged to the applicable Cardholder’s Account.  “Company Third-Party Vendor” shall mean a vendor with whom Company or its Affiliate has from time to time contracted to sell products and services that are not Goods and/or Services.  With regard to any Company Third Party Vendor Product for which Company desires an Account to be an accepted form of tender, Company and the applicable Company Third-Party Vendor shall enter into separate written agreement with Bank, as described in greater detail in Schedule 2.9 (d).

2.10           Ownership and Licensing of the Parties Marks.  (a)  Bank recognizes that Company is the sole owner of the Company Marks, that Bank has no rights of ownership or license therein (except as provided herein), and that Bank is not entitled to (and shall not) use the Company Marks other than as explicitly and specifically provided in this Agreement or as required by Applicable Law.  Subject to the other provisions of this Agreement, Company hereby grants to Bank a non-exclusive (except as to branded credit account and card plans per Section 3.10), non-transferable revocable license to use the Company Marks solely in satisfaction of its duties, rights and obligations described in and pursuant to this Agreement, including using same in any and all promotional materials, Account documentation, advertising, websites, marketing, and solicitations related to the Plan, during the Term.  Bank shall use the trademark designations “®” or “TM” or such other designation as Company may specify or approve in connection with the Company Marks on the Credit Cards, Account documentation and promotional materials.  Bank shall comply with all branding guidelines established by Company with respect to the Company Marks from time to time including, without limitation, as to typestyle, fonts and colors.  Bank agrees that it will not bid for the names “Charming Shoppes”, or any Company Mark, or any common misspelling or confusingly similar name, word or phrase, of any of the foregoing, or on any other intellectual property held by Company, CHRS or an affiliate of Company or CHRS, on any pay-for-placement search engine, or shopping engine, without the prior consent of Company.

(b)           Anything in this Agreement to the contrary notwithstanding, (i) Company shall retain all rights (including without limitation, all intellectual property rights) in and to the Company Marks, and all goodwill and intangibles associated with the use of Company Marks (whether under this Agreement or otherwise) shall inure to the benefit of Company; (ii) Company shall have the right, in its sole and absolute discretion, to prohibit the use of any Company Marks in any Forms (except with respect to Bank’s right to use Company Marks solely in connection with the administration and collection of the balance due on the Accounts), advertisements or other materials or references proposed to be used by Bank which Company deems objectionable or improper; (iii) Bank shall cease all use of Company Marks upon the termination of this Agreement for any reason unless Bank retains the Accounts after termination of the Agreement, in which case, Bank may use Company Marks solely in connection with the administration and collection of the balance due on the Accounts.

(c)           Company recognizes that Bank is the sole owner of the Bank Marks, that Company has no rights of ownership or license therein, and that Company is not entitled to (and shall not) use the Bank Marks other than as explicitly and specifically provided in this Agreement. As a point of clarification, Bank has and retains all rights in and to Bank Marks and the use thereof, and all goodwill associated with the use of Bank Marks (whether under this Agreement or otherwise) shall inure to the benefit of Bank.  Subject to the other provisions of this Agreement, Bank hereby grants to Company a non-exclusive, non-transferable revocable license to use the Bank Marks solely in satisfaction of its duties, rights and obligations described in and pursuant to this Agreement, including using same in any and all promotional materials, Account documentation, advertising, websites, marketing, and solicitations related to the Plan, during the Term.  Bank shall have the right, in its sole and absolute discretion, to prohibit the use of any Bank Marks in any Plan Documents, advertisements, or other materials or references proposed to be used by Company which Bank in its reasonable business judgment deems objectionable or improper.  Company shall cease all use of Bank Marks upon the termination of this Agreement for any reason unless Company purchases the Accounts upon termination in which event Company shall have the right to utilize the Bank Marks solely as necessary to administer and collect the Accounts during a reasonable transition period as mutually agreed to by the parties in writing

2.11           Cardholder Loyalty Program. (a) If Company chooses to own and operate a loyalty program for Cardholders (a “Loyalty Program”), Company will be responsible for determining its rules, funding the rewards related to it (unless otherwise agreed by Bank), and ensuring compliance with all Applicable Laws as related solely to such Loyalty Program as distinguished from the operation of the Credit Cards in general). Bank shall support such Loyalty Program on terms mutually agreed by the parties.   Company will be entitled to all revenue from the Loyalty Program. Company will provide Bank with reasonable notice of any changes to the Loyalty Program. Commencing on the Plan Commencement Date Bank shall make available through the TSYS’ services the loyalty program services supported by TSYS for the Purchased Accounts prior to the Plan Commencement Date. Bank acknowledges and agrees that as of the TSYS Transition, Bank shall support the Loyalty Program set forth on Schedule 2.11 (b) hereto.

(b)           Upon request by Company, and to the extent available, Bank will provide Company with certain system functionality tied to the Accounts to support the Loyalty Program, for matters such as recording the accumulation of loyalty points, tracking, lookup/reporting, and redemption where a coupon is part of the Billing Statement.  Any such system functionality provided by Bank shall be at no additional charge to Company, to the extent the Loyalty Program: (i) is compatible with Bank’s existing or future functionality offered to other Bank clients; (ii) is facilitated using monthly Billing Statements to active Accounts; (iii) does not require Bank to incur additional internal or external expense; and (iv) does not include stand-alone mailings.  Otherwise, such functionality if available shall be provided pursuant to terms (including fees to Bank) mutually agreed to by the parties. For example, Bank will at Company’s expense (which expense shall be Bank’s then current actual costs), support stand-alone Cardholder mailings and zero-balance Billing Statements associated with the Loyalty Program.

Bank acknowledges that the system functionality and information included or required to support the existing Loyalty Program described on Schedule 2.11 (b) shall be provided by Bank at no charge to Company.

SECTION 3.  OPERATION OF THE PLAN

3.1           Honoring Credit Cards.  Company agrees that Company will honor any Credit Card and/or Account properly issued and currently authorized by Bank under the Plan.  In addition, as of the Effective Date, and subject to Schedule 3.1, there will be Cross Shopping between and among the CHRS Businesses, meaning Company will accept for payment all CHRS Business Cards properly issued and currently authorized by Bank. Furthermore, Company shall, in accordance with the provisions of this Agreement and the Operating Procedures, deliver to Bank all Transaction Records evidencing transactions made under the Plan.  Nothing herein shall require or permit Company to accept or honor any credit card of Bank other than a Credit Card issued hereunder or a CHRS Business Card.

3.2           Cardholder Disputes Regarding Accounts, and Goods and/or Services.  (a) Company shall promptly notify Bank regarding any Cardholder dispute regarding an Account upon Company being made aware of such dispute.  This includes but is not limited to claims related to outstanding balances, Bank reports to credit bureaus, finance charges, fees, and collection efforts (e.g., notification to the Company that the Cardholder has filed bankruptcy or wants collection communications directed to legal counsel, etc.).

(b) Company shall act in a commercially reasonable manner to investigate and work to resolve disputes with Cardholders regarding Goods and/or Services obtained through Company pursuant to the Plan.  Company shall timely process credits or refunds for Cardholders utilizing the Plan as determined by Company in its reasonable discretion and in accordance with Applicable Law.

3.3           No Special Agreements.  Company will not extract any special agreement, condition, fee, or security from Cardholders in connection with their use of a Credit Card, unless approved in advance by Bank in writing.

3.4           Cardholder Disputes Regarding Violations of Applicable Law.  Company shall use commercially reasonable efforts to assist Bank in further investigating and using its reasonable efforts to help resolve any Applicant or Cardholder claim, dispute, or defense which may be asserted under Applicable Law.

3.5           Payment to Company; Ownership of Accounts; Fees; Accounting.  (a) Company shall electronically transmit all Transaction Records (from its main offices and/or its Sales Channels) to Bank within a reasonable period of time and in a format reasonably acceptable to Bank. Upon receipt, Bank shall use commercially reasonable efforts to promptly verify and process such Transaction Records and, in the time frames specified herein, Bank will remit to Company an amount equal to the Net Proceeds indicated by such Transaction Records for the Credit Sales Day(s) for which such remittance is made.  Bank will transfer funds electronically via immediately available funds (the “Transfer”) to an account designated in writing by Company to Bank (the “Company Deposit Account”) as follows. If Transaction Records are received by Bank’s processing center before 10 a.m. Eastern time on a Business Day, Bank will initiate the Transfer on the next Business Day thereafter.  In the event that the Transaction Records are received on a non-Business Day or after 10 a.m. Eastern time on a Business Day, then Bank will initiate the Transfer no later than the second Business Day thereafter.  The term “initiate” shall mean that Bank shall transmit the Transfer file to Bank’s financial institution for settlement on the same Business Day. See also the provisions of Schedule 3.5 (a).

(b)           Bank shall own all the Accounts under the Plan from the time of establishment (or time of purchase as to the Purchased Accounts), and except as otherwise provided herein, Company shall not have any right to any indebtedness on an Account or to any Account payment from a Cardholder arising out of or in connection with any Purchases under the Plan and shall not have any obligations to Cardholders for Account credit balances.  Effective upon the delivery of each Charge Slip by Company to Bank and payment to Company by Bank pursuant to Section 3.5 (a), Company shall be deemed to have transferred, conveyed, assigned and surrendered to Bank all right, title or interest in all such Charge Slips and in all other rights and writings evidencing such Purchases, if any.

(c)           All Transaction Records are subject to review and acceptance by Bank (it being agreed that Transaction Records obtained and submitted in accordance with this Agreement and the Operating Procedures shall be accepted by Bank).  In the event of a computational or similar error of an accounting or record keeping nature with respect to such Transaction Records, Bank may credit to the Company’s Deposit Account or net against the Net Proceeds (as the case may be) the proper amount as corrected. If the Net Proceeds are insufficient, Company shall remit the proper amount to Bank promptly following written demand.  Upon any such correction, Bank shall give Company prompt notice of same, including details of the discrepancy and correction and reasonable supporting documentation and Company shall have the right to dispute such correction.

(d)           The Credit Card Agreement shall include the Rates and Fees as are set forth in Schedule 3.5(d).  In connection with its servicing of the Accounts, Bank may make changes to the Credit Card Agreement on an individual Account by Account basis and without notice to Company provided the same are consistent with Applicable Law and Bank’s Operating Procedures.  On other than an Account by Account basis, Bank may make non-Rates and Fees changes at any time as required by Applicable Law, but must provide written notice of same to Company as is reasonable under the circumstances and the same must be in accordance with Applicable Law.  Bank may make changes to the Rates and Fees as specified in Schedule 3.5(d).  See Schedule 3.5(d).

(e)           Company shall obtain and maintain at its own expense such Point of Sale terminals, cash registers, network (electronic communication interchange system), telephone or other communication lines, software, hardware and other items of equipment (collectively, “Systems”) as are necessary for it to request and receive authorizations, transmit Charge Slip and Credit Slip information, process applications and perform its obligations under this Agreement.  The computer programs and telecommunications protocols necessary to facilitate communications between Bank and Company (and/or Bank and specific Sales Channels, if applicable) shall be determined by Bank from time to time, subject to reasonable prior notice of any change in such programs, equipment or protocols and discussion of such changes in the Operating Committee; provided, however, that Company shall not be required to make such changes unless (i) the same are in compliance with industry-standard communications systems protocols (the standards as of the Effective Date being ISO and XML for Web services); or (ii) substantially all other Bank Clients using the same type of protocols are required to comply with such changes.

(f)           Company shall be responsible for ensuring that all Promotional Program Purchases are properly designated as such on the Transaction Record in accordance with the Operating Procedures.

(g)           Bank may, if Company fails to pay Bank any amounts due to Bank pursuant to this Agreement for more than thirty (30) days after the due date, offset such amounts in the Net Proceeds calculation or any other amounts owed by Bank to Company under this Agreement. In addition to its other remedies set forth herein for failure to pay, Company may, if Bank fails to pay Company any amounts due to Company pursuant to this Agreement for more than thirty (30) days after the due date, offset such amounts against the any other amounts owed by Company to Bank under this Agreement.

3.6           Bank Mailings; Insertion of Company’s Promotional Materials.  Envelope space (including bangtail) for Billing Statements and Credit Card mailers shall be allocated as follows:

(a)           “Priority Materials”, defined as: legally required material (including privacy notices, legal disclosures and Cardholder notices), Billing Statements, new Credit Card mailers, Credit Card Agreement and any other non-marketing notices sent by Bank (such as buck slips encouraging Cardholders to register for eCS or paperless services); then

(b)           During each Plan month, Bank shall have the right to use one (1) bangtail (weighing up to .14 ounces, including the return mail envelope the bangtail is attached to, for mail delivery) for Protection Programs and Enhancement Marketing Services.  However, if Bank does not use such space in any given Plan month Company shall have the right to use such space; and

(c)           Company’s promotional materials (including materials promoting Goods and Services and Company Third Party Vendor Products, however, if Company does not use such space in any given Plan month Bank shall have the right to use such space for approved Protection Programs and Enhancement Marketing Services), subject to the following terms:

At Company’s request, Bank will include with the Billing Statements and new Credit Card mailers Company promotional materials provided by Company (and at Company’s expense), so long as the materials:  (i) are provided to Bank at least thirty (30) days prior to the scheduled mailing date of such statements or notices (provided that Company may three (3) times per Plan Year deliver such inserts only twenty (20) days in advance (provided Company provides notice of such shortened delivery period at least thirty (30) days in advance of the scheduled mailing date); and Bank further agrees that it shall use commercially reasonable efforts to meet Company’s other reasonable requests from time to time during the Plan Year for twenty (20) day insertion times) and pursuant to an insert schedule that Company provided to Bank at least sixty (60) days in advance; (ii) have been approved as to content by Bank (in its reasonable discretion) with respect to any manner of reference to Bank or the Plan; (iii) meet all size, weight, or other specifications for such inserts as shall be reasonably set by Bank from time to time (which are subject to change by Bank on not less than ninety (90) days’ prior written notice unless such change is required by Applicable Law); (iv) would not require the removal (in Bank’s standard envelope) of Priority Materials and/or Bank’s other inserts pursuant to section 3.6(b); and (v) are paid for by Company, along with all additional actual postage costs, if any, caused by Bank’s insertion of such materials. Notwithstanding the immediately preceding sentence, Bank must provide Company reasonable advance notice of any such additional postage charge.  Furthermore, Bank shall only insert Company materials (and charge such additional expense to Company) if Company approves such additional postage costs.

Bank reserves the right to disallow any inserts which are in violation of Applicable Law, conflict with any other provision of this Agreement, or whose subject matter is reasonably deemed by Bank to be salacious in nature (it being agreed that Company’s promotion of any of its Goods and Services as sold in its Sales Channels as of the Effective Date (such as lingerie) shall not be deemed salacious).

3.7           Payments.  Company hereby authorizes Bank, or any of its employees or agents, to endorse “World Financial Network National Bank” upon all or any checks, drafts, money orders or other evidence of payment, made payable to Company and intended as payment on an Account, that may come into Bank’s possession from Cardholders and to credit said payment against the appropriate Cardholder’s Account.  Company further agrees that if Company is permitted by Bank to receive any payments made with respect to the Plan, such payments will be accepted only at Company locations approved by Bank in advance and in writing, it being agreed that as of the date of this Agreement, all existing store locations of Company are approved locations. Furthermore, Company will receive such payment in trust on Bank’s behalf and will within one (1) Business Day after receipt include the amount of such payment in the Transaction Records sent to Bank pursuant to this Agreement.  Bank will charge the amount of such payment against the Company Deposit Account, or, if the Company Deposit Account contains insufficient funds, Company shall remit the amount of such payment, or any unpaid portion thereof, to Bank immediately upon written demand. Payments made by Cardholders at such Bank pre-approved Company locations shall not be deemed received by Bank until Bank receives and accepts the Transaction Records.  Bank has the sole right to receive and retain all payments made with respect to all Accounts and to pursue collection of all amounts outstanding, unless a Purchase is charged back to Company pursuant to the provisions of Sections 3.8 and 3.9 hereof (in which event Company and not Bank shall have the right to pursue such collection).  Company shall promptly comply with any written instruction by Bank or any successor to Bank to cease accepting Account payments and thereafter inform Cardholders who wish to make payments that payments should be made to Bank.

3.8           Chargebacks.  Bank shall have the right to charge back Company the amount of any Purchase, including the unpaid principal balance, applicable sales tax, and any Royalty Payment paid by Bank to Company relating to any such Purchase:

(a)           If and to the extent any Applicant or Cardholder claim, defense, dispute, or basis for non-payment is based on wrongful action or inaction by Company, including but not limited to a: (i) charge for something other than an actual Purchase; or (ii) the Charge Slip related to the Purchase is a duplicate of one already paid and/or the price on it differs from the price on the Cardholder’s unadulterated copy of same; or

(b)           If and to the extent Bank reasonably determines that, with respect to such Purchase or the Account that:  (i) there is a breach of any warranty or representation made by or with respect to Company under this Agreement; (ii) there is a failure by Company to comply with any term or condition of this Agreement, which failure shall not have been cured within fifteen (15) days after receipt of written notice thereof from Bank, in either such event which breach or failure materially adversely affects Bank’s ability to pursue the Cardholder on account of the Purchase or Account; or

(c)           For any chargeback reason as set forth in the Operating Procedures; or

(d)           For any fraudulent Web Purchases related to Web Applications where approved applicants were provided the option to receive their Account number and available credit line either via e-mail or immediately on-screen.   Company shall have the right to remove the option of approved applicants receiving their Account number and available credit line either via e-mail or immediately on-screen on reasonable prior notice to Bank.

3.9           Exercise of Chargebacks.  With respect to any amounts to be charged back pursuant to Section 3.8, Bank will offset such amount as part of the Net Proceeds to be paid to Company, to the extent the balance thereof is sufficient or, if such balance is not sufficient, Bank may demand payment from Company in immediately available funds for the full or any partial amount of such chargeback.  Upon payment in full of the related amount by Company to Bank, or off-setting, as the case may be, Bank shall transfer to Company, without any representation, warranty or recourse, all of Bank’s right to payments of such amounts charged back in connection with such Purchase.  Bank will exercise commercially reasonable efforts to cooperate with Company in any efforts by Company to collect the chargeback amount. Bank will provide Company reasonable supporting documentation relating to such chargeback. Bank may reduce the amount owed by a Cardholder on any Purchase subject to chargeback, but the related chargeback shall then be equal to the reduced (or net) amount owed by the Cardholder.  Company shall not resubmit or re-transmit any charged back Purchase to Bank, without Bank’s prior written consent.

3.10           Non-Competition.  (a) Company shall actively and consistently market, promote, participate in and support the Plan as set forth in this Agreement. Furthermore, except as otherwise provided in subsections (b) and (c) below, Company agrees that, in consideration of and as an inducement for Bank to make the Plan available to Company as provided in this Agreement, during the Term, except as otherwise provided in this Agreement (including, without limitation, with respect to the Plan and Cross-Selling and as provided in subsection (b) below), Company (including its Affiliates) shall not, either on its own or under contract or in concert with any third-party, establish, provide, own, accept or process any (i) “private label” or “co-brand” revolving credit card, (ii) debit card that is  “branded” with a Company Mark or other mark related to or for the promotion of Company and/or its Affiliates; or (iii) other Financial Product.

(b)           Notwithstanding the provisions set forth in subsection (a) above or elsewhere in this Agreement, nothing contained in this Agreement will be construed to prohibit or prevent Company from accepting (i) any general purpose credit card (including, without limitation, American Express Card, MasterCard, Visa, or Discover) that  is not “branded” with a Company Mark or other mark related to or for the promotion of Company and/or its Affiliates; (ii) any form of general purpose debit card that is not “branded” with a Company Mark or other mark related to or for the promotion of Company and/or its Affiliates; (iii) any fixed payment (installment) credit programs for Applicants declined by Bank; (iv) any gift card, gift check, voucher, coupon or marketing gift card promotion, or (v) in cases where Company is exercising its rights under Schedule 3.12 of this Agreement, solely with respect to the New Business (as defined therein).

(c)           The prohibitions set forth in subsection (a) will not apply: (i) as to a particular state after Bank has terminated the operation of the Plan in such state pursuant to Section 9.4 and Bank shall permit Company to accept in its Sales Channels credit cards issued by the new provider selected by Company for those state(s) where Bank has terminated operation of the Plan; (ii) after termination or expiration of this Agreement; or (iii) with respect to an employee credit card program whereby private label and / or co-brand credit cards are issued by Company’s Affiliate, Spirit of America National Bank, to current Company and / or other CHRS Businesses’ employees (“Employee Program”), provided, however, that if such Employee Program is not implemented by Company prior to the end of the first Plan Year, Company shall be prohibited from operating an Employee Program through the Term.  Additionally, once either party has provided notice to the other that it intends to allow the Agreement to expire, Company may enter into a credit card program agreement with another provider prior to such expiration of the Agreement, provided that program does not commence and Company shall not accept credit related to such agreement until after this Agreement has terminated or expired.

3.11           Reports.  Bank will deliver to Company the reports set forth in Schedule 3.11, as specified therein.  Bank may provide any additional reports requested by Company upon such terms and conditions (including cost) as are mutually agreed to by the parties, it being agreed that there shall be no charge for additional reports unless and to the extent Bank actually incurs costs associated with such reports beyond the costs associated with the reports set forth on Schedule 3.11.

3.12           See Schedule 3.12.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants to Bank as follows:

4.1           Organization, Power and Qualification.  Company is duly organized, validly existing and in good standing and has full power and authority to enter into this Agreement and to carry out the provisions of this Agreement.  Company is duly qualified and in good standing to do business in all jurisdictions where located and/or conducting business, except where the failure to be so qualified would not have a material adverse effect on Company’s business or Company’s or Bank’s ability to perform as required under this Agreement or operate the Plan.

4.2           Authorization, Validity and Non-Contravention.  (a) This Agreement has been duly authorized by all necessary corporate proceedings (or analogous governing proceedings) of Company. Further, this Agreement has been duly executed and delivered by Company, and is a valid and legally binding agreement of Company and duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equity principles).

(b)           No consent, approval, authorization, order, registration or qualification of or with any court or regulatory authority or other governmental body having jurisdiction over Company is required for (nor would the absence of such adversely affect) the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

(c)           The execution and delivery of this Agreement by Company and the compliance by Company with all provisions of this Agreement:  (i) will not conflict with or violate any Applicable Law; and (ii) provided Bank executes a merchant agreement with Wachovia related to Company’s rights to Net Proceeds on terms mutually agreed between Bank and Wachovia, will not conflict with or result in a breach of or default under any of the terms or provisions of any indenture, loan agreement, or other contract or agreement to which Company is a party (including but not limited to any under which Company is an obligor or by which its property is bound) where such conflict, breach or default would have a material adverse effect on Company or the Plan, nor will such execution, delivery or compliance violate or result in the violation of the Articles of Incorporation or By-Laws (or analogous rules of governance) of Company.

4.3           Accuracy of Information.  All factual information furnished by Company to Bank in writing at any time pursuant to any requirement of, or furnished in response to any written request of Bank under this Agreement or any transaction contemplated hereby has been, and all such factual information hereafter furnished by Company to Bank will be, to Company’s knowledge and belief, true and accurate in every respect material to the transactions contemplated hereby on the date as of which such information was or will be stated or certified.

4.4           Validity of Charge Slips.  (a)  As of the date any Transaction Records are presented to Bank in accordance with the provisions of this Agreement, each Charge Slip relating to such Transaction Records shall represent the obligation of a Cardholder in the respective amount set forth therein for Goods sold or Services rendered, together with applicable taxes, if any, and shall not involve any element of credit for any other purpose.

(b)           As of the date any Transaction Records are presented to Bank in accordance with the provisions of this Agreement, Company has no knowledge or notice of any fact or matter which would immediately or ultimately impair the validity of any Charge Slip relating to such Transaction Records, the transaction evidenced thereby, or its collectibility.

4.5           Compliance with Law.  Any action taken by Company or inaction (where Company has a duty to act) in connection with the Plan, the Loyalty Program, Bank, and/or the sales of Goods and/or Services shall be in compliance with all Applicable Law, except where the failure to comply, individually or in the aggregate, does not or will not have a material adverse effect on Company, Bank, or the Plan.  Company’s compliance with Applicable Law includes, but is not limited to, not engaging in: the sale of any illegal goods and/or services, the illegal sale of otherwise legal goods and/or services, and sales in violation of federal and state laws designed to prevent unlawful gambling.

4.6           Company Marks.  Company has the legal right to use and to permit the Bank to use, to the extent set forth herein, Company Marks.

4.7           Intellectual Property Rights.  In the event Company provides any software, hardware, technology or specifications for development to Bank, Company has the legal right to such software, hardware, technology or specifications for development and the right to permit Bank to use such software, hardware, technology or specifications for development, and such use shall not violate any intellectual property rights of any third party.  Any software or other technology developed by Company or its Affiliates (and not developed by Bank), to facilitate the Plan, including but not limited to, software and software modifications developed in response to Bank’s request or to accommodate Bank’s special requirements and all derivative works, will remain the exclusive property of Company and/or its Affiliates.  Nothing in this Agreement shall be deemed to convey a proprietary interest to Bank or any third party in any of the software, hardware, technology or any of the derivative works thereof which are owned or licensed by Company and/or its Affiliates, and Bank shall return to Company all materials containing such intellectual property upon termination of this Agreement.

4.8           Legal Proceedings. There are no actions, suits, investigations or proceedings which are pending or, to the knowledge of Company, threatened, against Company which would prevent, prohibit or otherwise materially affect the ability of Company to perform under this Agreement.

SECTION 5.  COVENANTS OF COMPANY

Company hereby covenants and agrees as follows:

5.1           Notices of Changes.  Company will promptly notify Bank of any:  (a) change in the name or form of business organization of Company, change in the location of its chief executive office or the location of the office where its records concerning the Plan are kept; (b) merger or consolidation of Company, the sale of a majority of its stock (or other form of ownership) or the sale of a majority of its assets not in the ordinary course of business, or any change in control of Company; (c) material adverse change in its financial condition or operations; (d) the planned opening or closing of any Sales Channels (including individual locations); (e) any change in business practices of Company that would have a material adverse effect on this Agreement or the Plan; or (f) any adverse event which is likely to materially impact Company’s ability to perform its obligations under this Agreement, in each case to the extent Company and CHRS are not prohibited from disclosing such event under Applicable Law.  Company will furnish such additional information with respect to any of the foregoing as Bank may reasonably request, for the purpose of Bank’s evaluating the effect of such change on the financial condition and operations of Company and on the Plan.

5.2           Financial Statements.  Company shall furnish to Bank promptly upon request the following information pertaining to Company (on a consolidated basis if applicable):  (a) a balance sheet as of the close of each fiscal year; (b) a statement of income, retained earnings, and paid-in capital to the close of each fiscal year; (c) a statement of cash flow to the close of each such period; and (d) a copy of the opinion submitted by Company’s independent certified public accountants in connection with such of the financial statements as have been audited; provided, however that as long as Company is a subsidiary of CHRS, and CHRS is publicly traded, Company may satisfy the foregoing requirements by delivering to Bank: (a) copies of CHRS’ quarterly 10-Q filings; (b) copies of CHRS’ annual 10-K filing; and (c) a quarterly statement of operating income (based on CHRS’ fiscal quarter).

5.3           Access Rights.  (a) Subject to (b) below, Company will permit, once per Plan Year unless Bank has reasonable cause to do so more than once, authorized representatives designated by Bank, at Bank’s expense, to visit its facilities and inspect, to the extent permitted by Applicable Law, any of the books and records of Company and/or its Sales Channels pertaining to Applicants, Accounts, Transaction Records and any category of payments owed by one party to the other, and to make copies and take extracts there from, and to discuss the same with its officers and independent public accountants, all at reasonable times during normal business hours.  Company shall provide Bank from time to time such reasonable documentation as Bank may reasonably request to verify Company’s compliance with any other material provision of this Agreement.

(b)           Company’s obligations under (a) shall not be required to the extent that (i) such access is prohibited by Applicable Law, (ii) such records are legally privileged, or (iii) such records are Company planning documents or those of any of its Affiliates, operating budgets, management reviews or employee records.

5.4           Company’s Business.  Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence (or analogous business form) and to comply with all Applicable Laws in connection with its business and the sale of Goods and/or Services, including, but not limited to: (i) compliance with all applicable license requirements related to its business, and (ii) fulfilling its obligations under the Plan.  Company shall provide to Bank, annually, a forecast of the next year in terms of Company’s total sales, number of stores or other locations (including number and location of openings and/or closings), and expansion or contraction of any Sales Channels.

5.5            Insurance.  Company shall maintain, at a minimum, at Company’s own expense, insurance policies with insurers, in such amounts, and against such types of loss and damage, as follows:

(a)           Comprehensive General Liability Insurance or Commercial General Liability Insurance with a Combined Single Limit for Bodily Injury and Property Damage of $1,000,000 per occurrence and $2,000,000 aggregate with coverage noted for Products and Completed Operations;

(b)           Workers’ Compensation and Employer’s Liability Insurance shall be provided as required by law or regulation (statutory requirements). Employer’s Liability insurance shall be provided in amounts not less than $500,000 per accident for bodily injury by accident, $500,000 per employee for bodily injury by disease, and $500,000 policy limit by disease.

5.6           Sales Information.  Company shall furnish to Bank on a quarterly basis (CHRS’ fiscal quarter) a report showing Company’s total sales of Goods and/or Services, categorized by tender type, once Company’s sales information has been made public.

5.7           Business Continuation/Disaster Recovery Plan.  Company shall maintain a commercially reasonable plan designed to mitigate damages resulting from Force Majeure or other causes that would threaten operation of Company’s business and/or loss or exposure of information requiring protection as described in Sections 2.8 and

10.17.  Company agrees to provide a summary of such plan and a summary of its annual test results to Bank upon written request from Bank and to use commercially reasonable efforts to mitigate any material deficiencies set forth in such test results as deemed warranted by Company.

5.8 Compliance with Agreement and Operating Procedures.  Company shall use commercially reasonable efforts to ensure that its Affiliates, licensees, franchises, officers, directors, associates and agents comply with the terms of this Agreement and the Operating Procedures.

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF BANK

Bank hereby represents and warrants to CHRS and Company as follows:

6.1           Organization, Power and Qualification. Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America and has full power and authority to enter into this Agreement and to carry out the provisions of this Agreement.  Bank is duly qualified and in good standing to do business in all jurisdictions where such qualification is necessary for Bank to carry out its obligations under this Agreement.

6.2           Authorization, Validity and Non-Contravention.  (a) This Agreement has been duly authorized by all necessary proceedings, has been duly executed and delivered by Bank and is a valid and legally binding agreement of Bank and duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equity principles).

(b)           No consent, approval, authorization, order, registration or qualification of or with any court or regulatory authority or other governmental body having jurisdiction over Bank is required for (nor would the absence of such materially adversely affect) the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

(c)           The execution and delivery of this Agreement by Bank hereunder and the compliance by Bank with all provisions of this Agreement:  (i) will not conflict with or violate any Applicable Law; (ii) will not conflict with or result in a breach of the terms or provisions of any indenture, loan agreement or other contract or agreement to which Bank is a party (including but not limited to any under by which Bank’s property is bound) where such conflict, breach or default would have a material adverse effect on Bank, nor will such execution, delivery or compliance violate or result in the violation of the Charter or By-Laws of Bank.

6.3           Accuracy of Information.  All factual information furnished by Bank to CHRS or Company in writing at any time pursuant to any requirement of, or furnished in response to any written request of CHRS or Company under this Agreement or any transaction contemplated hereby has been, and all such factual information hereafter furnished by Bank to CHRS or Company will be, to Bank’s best knowledge and belief, true and accurate in every respect material to the transactions contemplated hereby on the date as of which such information has or will be stated or certified.

6.4           Compliance with Law.  Any action or inaction taken by Bank (where Bank has a duty to act) in connection with the Plan shall be in compliance with all Applicable Law except where the failure to so comply does not or will not have an adverse effect on the Bank, CHRS, Company or the Plan.

6.5           Intellectual Property Rights.  In the event Bank provides any software or hardware to Company, Bank has the legal right to such software or hardware and the right to permit Company to use such software or hardware, and such use shall not violate any intellectual property rights of any third party.  Any software or other technology developed by Bank or its Affiliates or developed for Bank or its Affiliates at Bank’s expense, to facilitate the Plan, including but not limited to, software and software modifications developed in response to Company’s request or to accommodate Company’s special requirements and all derivative works, regardless of the developer thereof, will remain the exclusive property of Bank and/or its Affiliates.  Nothing in this Agreement shall be deemed to convey a proprietary interest to Company or any third party in any of the software, hardware, technology or any of the derivative works thereof which are owned or licensed by Bank and/or its Affiliates, and Company shall return to Bank all materials containing such intellectual property upon termination of this Agreement.

6.6           Legal Proceedings. There are no actions, suits, investigations or proceedings which are pending or, to the knowledge of Bank, threatened, against Bank which would prevent, prohibit or otherwise materially affect the ability of Bank to perform under this Agreement.

SECTION 7.  COVENANTS OF BANK

Bank hereby covenants and agrees as follows:

7.1           Notices of Changes.  Bank will as soon as reasonably possible notify Company of any:  (a) change in the name or form of business organization of Bank, change in the location of its chief executive office or the location of the office where its records concerning the Plan are kept; (b) merger or consolidation of Bank or the sale of a significant portion of its stock or of any substantial amount of its assets not in the ordinary course of business or any change in control of Bank; (c) material adverse change in its financial condition or operations; or (d) any adverse event which is likely to materially impact Bank’s ability to perform its obligations under this Agreement to the extent Bank and its parent company are not prohibited from disclosing such event under Applicable Law.  Bank will furnish such additional information with respect to any of the foregoing as Company may request for the purpose of evaluating the effect of such transaction on the financial condition and operations of Bank and on the Plan.

7.2           Financial Statement.  Bank shall furnish to Company upon request by Company, and as soon as available, the following information pertaining to Bank (on a consolidated basis with Bank’s parent company, if applicable): (a) a balance sheet as of the close of each fiscal year; (b) a statement of income, retained earnings, and paid-in capital to the close of each fiscal year; (c) a statement of cash flow to the close of each such period and a copy of the opinion submitted by Bank’s parent company or its independent certified public accountants in connection with such of the financial statements as have been audited;  provided, however that as long as Bank is a subsidiary of Alliance Data Systems Corporation (“ADSC”), and ADSC is publicly traded, Bank may satisfy the foregoing requirements by delivering to Company: (a) copies of ADSC’s quarterly 10-Q filings; (b) copies of ADSC’s annual 10-K filing; and (c) a quarterly statement of operating income (based on ADSC’s fiscal quarter).

7.3           Access Rights.  Subject to (b) below, Bank will permit, once per Plan Year unless Company has reasonable cause to do so more than one time, authorized representatives designated by Company, at Company’s expense, to visit its facilities and inspect, to the extent permitted by Applicable Law, any of Bank’s books and records pertaining to Purchases, Charge Backs, Royalty Fees, and any other category of payments owed by one party to the other, and to make copies and take extracts there from, and to discuss the same with its officers and independent public accountants, all at reasonable times during normal business hours.  Bank shall also permit Company (including without limitation Company’s collections and customer service auditing teams), a total of four times per Plan Year (in the aggregate for all CHRS Businesses for so long as Company remains a CHRS Business), unless Company has reasonable cause to do so more than four times, during normal business hours and upon reasonable notice, and in a manner which does not disrupt the operations, to visit the offices at which services relating to the Plan are provided, to review the activities of Bank and its subcontractors, to monitor a random sample of Cardholder customer service calls for quality and  to review compliance with the Service Standards.  Bank shall provide Company from time to time such reasonable documentation as Company may reasonably request to verify Bank’s compliance with any other material provision of this Agreement.

(b)           Bank’s obligations under (a) shall not be required to the extent that (i) such access is prohibited by Applicable Law, (ii) such records are legally privileged, (iii) such records are Bank planning documents or those of any of its Affiliates, operating budgets, management reviews or employee records, or (iv) such records relate to other clients of, or credit programs operated by, Bank.

7.4           Bank’s Business.  Bank shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and to comply with all Applicable Laws in connection with its business and the issuance of credit by Bank.

7.5           Insurance.  Bank shall maintain, at a minimum, at Bank’s own expense, insurance policies with insurers, in such amounts, and against such types of loss and damage, as follows: Errors & Omissions/Professional Liability Insurance, in an amount not less than $10,000,000 per claim and annual aggregate, covering all acts, errors, omissions, negligence, and network risks in the performance of services for Company or on behalf of Company hereunder.

7.6           Business Continuation/Disaster Recovery Plan.  Bank shall maintain a commercially reasonable plan designed to mitigate damages resulting from Force Majeure or other causes that would threaten operation of the Plan and Bank’s business and/or loss or exposure of information requiring protection as described in Sections 2.8 and 10.17 and Bank shall annually test such plan.  Bank agrees to provide a summary of such plan and a summary of its annual test results to Company upon written request from Company and to use commercially reasonable efforts to mitigate any material deficiencies set forth in such test results as deemed warranted by Bank.

SECTION 8.  INDEMNIFICATION

8.1           Indemnification Obligations.  (a) Company shall be liable to and shall indemnify and hold harmless Bank and its Affiliates and their respective officers, directors, employees, subcontractors and their successors and assigns (collectively “Bank Indemnified Parties”) from any and all Losses incurred by them by reason of:  (i) Company’s breach of any representation, warranty or covenant hereunder; (ii) Company’s failure to perform its obligations hereunder; (iii) any damage caused by or related to Goods or Services charged to an Account; (iv) any action or failure to act (where there was a duty to act) by Company related to the Plan and/or as otherwise provided for in this Agreement; (v) Company having caused Losses to third parties, where such third parties have sought recovery from Bank Indemnified Parties; and (vi) Bank’s defending against claims described in (v).  In any case, Company’s liability does not extend to Losses proximately arising from an act or failure to act by Bank Indemnified Parties.

(b)           Bank shall be liable to and shall indemnify and hold harmless Company and its Affiliates and their respective officers, directors, employees, sub-contractors and their successors and assigns (collectively, “Company Indemnified Parties”) from any and all Losses incurred by reason of:  (i) Bank’s breach of any representation, warranty or covenant hereunder; (ii) Bank’s failure to perform its obligations hereunder; and (iii) any action or failure to act (where there was a duty to act) by Bank and its officers, directors, and employees relating to the Plan and/or as otherwise provided for in this Agreement; (iv)  Bank having caused Losses to third-parties, where such third-parties have sought recovery from Company Indemnified Parties; and (v) Company’s defending against claims described in (iv).  In any case, Bank’s liability does not extend to Losses proximately arising from an act or failure to act by Company Indemnified Parties.

8.2           LIMITATION ON LIABILITY.  (a)  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES THE OTHER PARTY INCURS OR CLAIMS TO HAVE INCURRED ARISING OUT OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY WITH RESPECT TO A PARTY’S WILLFUL MISCONDUCT OR INTENTIONAL BREACH OF THIS AGREEMENT.

(b)           EXCEPT FOR (i) BANK’S OBLIGATION TO PAY NET PROCEEDS, ROYALTY PAYMENTS AND OTHER PAYMENT OBLIGATIONS TO COMPANY; AND (ii) DAMAGES ARISING FROM: (x) THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF BANK; (y) BANK’S BREACH OF SECTIONS 6.4, 6.5 AND / OR 10.17 OF THIS AGREEMENT; ALL OF WHICH SHALL HAVE NO CAP ON LIABILITY, BANK’S TOTAL CUMULATIVE LIABILITY TO COMPANY FOR ALL DAMAGES INCURRED BY IT, FOR ANY CAUSE WHATSOEVER, SHALL NOT EXCEED ONE HUNDRED MILLION DOLLARS ($100,000,000.00).

(c)           EXCEPT FOR (i) COMPANY’S PAYMENT OBLIGATIONS TO BANK UNDER THIS AGREEMENT; AND (ii) DAMAGES ARISING FROM: (x) THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF COMPANY; (y) COMPANY’S BREACH OF SECTIONS 4.5, 4.7 AND / OR 10.17 OF THIS AGREEMENT; ALL OF WHICH SHALL HAVE NO CAP ON LIABILITY, COMPANY’S TOTAL CUMULATIVE LIABILITY TO BANK FOR ALL DAMAGES IT INCURS, FOR ANY CAUSE WHATSOEVER, SHALL NOT EXCEED ONE HUNDRED MILLION DOLLARS ($100,000,000.00).

8.3           NO WARRANTIES.  EXCEPT AS PROVIDED IN THIS AGREEMENT (INCLUDING IN ALL SCHEDULES AND EXHIBITS ATTACHED HERETO), THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, RESPECTING THE SERVICES AND/OR OTHER PRODUCTS SOLD OR PROVIDED BY BANK PURSUANT TO THIS AGREEMENT.

8.4           Notification of Indemnification; Conduct of Defense.  (a) The indemnified party shall notify the indemnifying party in writing of the nature of any claim for indemnification within a reasonable time after the assertion thereof, however, failure to so notify the indemnifying party shall not relieve it from any liability which it may have under this Agreement, except to the extent that the indemnifying party’s right to defend the matter is materially and irrevocably prejudiced by such failure to give prompt notice.

(b)           The indemnifying party shall be entitled to participate, at its own expense, in the defense of any suit brought against the indemnified party which gives rise to a claim against the indemnifying party.  Alternatively, the indemnified party may elect to assume defense of such claim, but must do so within a reasonable time after receiving notice of the claim.  However, if the indemnifying party so elects to assume the defense, such defense shall be conducted by counsel chosen by the indemnifying party  and approved by the indemnified party (or the person or persons so indemnified, who are the defendant or defendants in any suit so brought), which approval shall not be unreasonably withheld.  Once the indemnifying party has retained counsel approved by the indemnifying party, the indemnified party (or the person or persons so indemnified who are the defendant or defendants in the suit), shall bear the fees and expenses of any additional counsel it chooses to retain.

SECTION 9.  TERM, EXPIRATION AND TERMINATION

9.1           Term and Expiration.  Upon execution by authorized representatives of both parties, and unless  terminated as provided herein, this Agreement shall become effective as of the Effective Date, remain in effect for ten (10) years from the Plan Commencement Date (the “Initial Term”), and automatically renew for successive eighteen (18) month terms (each a “Renewal Term”) thereafter, unless (i) either party provides the other with at least twelve (12) months’ written notice of its intention not to renew this Agreement beyond the expiration of the Initial or then current Renewal Term.  Notwithstanding anything to the contrary herein, if the Plan Commencement Date does not occur on or before January 30, 2010, either party shall have the right to terminate this Agreement by giving written notice to the other on or before March 15, 2010; provided, the party seeking to terminate this Agreement is not in breach of its obligations hereunder.

9.2           Termination with Cause by Bank; Bank Termination Events.  Any of the following conditions or events shall constitute a “Bank Termination Event” hereunder, and Bank may terminate this Agreement immediately upon notice to Company designating the occurrence of such Bank Termination Event and the expiration of the applicable cure period, if any, designated below (provided, however, that Bank agrees upon request of Company to continue to authorize and process Purchases for up to ninety (90) days after such termination and to settle with Company with respect to the Transaction Records submitted by Company pursuant to the procedures set forth in Section 3.5 except such settlement by Bank shall be within three (3) Business Days after submission of the Transaction Records by Company, and provided further that during such ninety (90) day period Bank shall not be required to perform any activities which would render Bank to be out of compliance with Applicable Law or cause Bank to operate in an unsafe and/or unsound manner) and, immediately after such termination becomes effective, Company shall have the obligation to purchase the Portfolio (the price and method of such purchase shall be as set forth in Schedule 9.5):

(a)           If Company shall:  (i) generally not pay its debts as they become due; (ii) file, or consent by answer or otherwise to the filing against it, of a petition for relief, reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (iii) make an assignment for the benefit of its creditors; (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property; (v) be adjudicated insolvent or be liquidated; or (vi) take corporate action for the purpose of any of the foregoing and such event shall materially adversely affect the ability of Company to perform under this Agreement or the Plan; or

(b)           If a court or government authority of competent jurisdiction shall enter an order appointing, without consent by Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Company, or if any petition for any such relief shall be filed against Company and, in any such event such order or petition shall not be dismissed within ninety (90) days; or

(c)           (i) if Company shall have failed to pay Bank any payment due under this Agreement and Company fails to remedy such default within ten (10) calendar days after written notice of the default thereof shall have been received by Company from Bank, or (ii) if Company shall materially default in the performance of or compliance with any material term or violates any of the material covenants, representations, warranties or agreements contained in this Agreement in any material respect and Company shall not have remedied such default (or removed the materiality thereof) within thirty (30) days after written notice thereof shall have been received by Company from Bank; or

(d)           If, at the end of any Plan Year the volume of Goods and/or Services sold by Company has dropped by more than forty percent (40%) (as measured by relative annual sales volume of Goods and/or Services in the prior Plan Year); or

(e)           If at any time Company eliminates or ceases operations of Sales Channels which, at that time, account for more than forty percent (40%) of Company’s sales volume (or announces or notifies Bank of an intent or anticipation of to perform either such action); provided, further that the Company may propose to the Bank any elimination or ceasing of operations of Sales Channels prior to the implementation of such elimination or ceasing operation and submit the same for approval under the procedures of the Operating Committee, and if approved by the Operating Committee the Bank shall not have the right to designate a Bank Termination Event in respect of such change under this Section 9.2 (e); or

(f)           If either the Parent Agreement or the Purchase Agreement have not been executed and delivered by the parties thereto within ten (10) Business Days after the Effective Date; or

(g)           As set forth in Schedule 9.2; or

(h)           If Company shall receive an adverse opinion by its auditors or accountants as to its viability as a going concern and Bank notifies Company and requests to discuss the materiality and effects of such opinion with Company; then (i) if Company does not promptly respond to Bank’s request or (ii) if, after such discussion, Bank, in its reasonable discretion, determines that such opinion shall materially adversely affect the ability of Company to perform under this Agreement.

9.3           Termination with Cause by Company; Company Termination Events.  Any of the following conditions or events shall constitute a “Company Termination Event” hereunder, and Company may terminate this Agreement immediately upon written notice by Company to Bank designating the occurrence of such Company Termination Event and the expiration of the applicable cure period, if any, designated below (provided, however, that Bank agrees upon request of Company to continue to authorize and process Purchases for up to ninety (90) days  (or such greater period as is set forth in Schedule 9.5 in the event Company is proceeding to purchase the Portfolio) after such termination and to settle with Company with respect to the Transaction Records submitted by Company pursuant to the procedures set forth in Section 3.5, provided that during such ninety (90) day period (or longer period as set forth above) Bank shall not be required to perform any activities which would render Bank to be out of compliance with Applicable Law or cause Bank to operate in an unsafe and/or unsound manner) and, immediately after such termination becomes effective, notwithstanding anything in this Agreement to the contrary, Company shall have the option, but not the obligation, to purchase the Portfolio (the price and method of such purchase shall be as set forth in Schedule 9.5):

(a)           If Bank (or Bank’s parent company) shall:  (i) generally not be paying its debts as they become due; (ii) file or consent by answer or otherwise to the filing against it, of a petition for relief, reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (iii) make an assignment for the benefit of its creditors; (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers for itself or of any substantial part of its property; (v) be adjudicated insolvent or be liquidated; or (vi) take corporate action for the purpose of any of the foregoing and such event shall materially adversely affect the ability of Bank to perform under this Agreement or the Plan; or

(b)           If a court or government authority of competent jurisdiction shall enter an order appointing, without consent by Bank, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Bank, or if any petition for any such relief shall be filed against Bank and, in any such event such order or petition shall not be dismissed within ninety (90) days; or

(c)           (i) if Bank shall have failed to pay Company the Net Proceeds due under this Agreement and Bank fails to remedy such default within three (3) calendar days after the date payment is due to Company pursuant to Section 3.5 (a), or (ii) if Bank shall have failed to pay Company any other payment due under this Agreement and Bank fails to remedy such default within ten (10) calendar days after written notice of the default thereof shall have been received by Bank from Company, or (iii) except with respect to the Service Standards, if Bank shall materially default in the performance of or compliance with any material term or violates any of the material covenants, representations, warranties or agreements contained in this Agreement in any material respect and Bank shall not have remedied such default (or removed the materiality thereof) within thirty (30) days after written notice of the default thereof shall have been received by Bank from Company; or

(d)           If either the Parent Agreement or the Purchase Agreement have not been executed and delivered by the parties thereto within ten (10) Business Days after the Effective Date; or

(e)           The circumstances described in the last sentence of Section 9.4 shall occur; or

             (f)        As set forth in Schedule 9.3; or

            (g)        If Bank shall receive an adverse opinion by its auditors or accountants as to its viability as a going concern and Company notifies Bank and requests to discuss the materiality and effects of such opinion with Bank; then (i) if Bank does not promptly respond to Company’s request or (ii) if, after such discussion, Company, in its reasonable discretion, determines that such opinion shall materially adversely affect the ability of Bank to perform under this Agreement.

9.4           Termination of Particular State.  If the Applicable Law of a particular state or jurisdiction is amended or interpreted in such a manner so as to render all or any material part of the Plan unenforceable, or all or any part of the Plan illegal, Bank will, if requested, assist Company with finding a new credit provider for such state or jurisdiction.  In addition, if the Plan is rendered illegal or unenforceable as described in the preceding sentence in states which comprise, in the aggregate, more than forty percent (40%) of Company’s annual Net Sales, Company may terminate this Agreement upon not less than ninety (90) days’ written notice to Bank, and immediately after such termination becomes effective, Company shall have the obligation to purchase the Accounts (the price and method of such purchase shall be as set forth in Schedule 9.5).

9.5           Purchase of Accounts.  See Schedule 9.5.

9.6           Effect of Termination.  All solicitations, marketing and advertising of the Plan, other than acceptance of applications through Sales Channels in the ordinary course of business consistent with past practice, shall cease upon the expiration or termination of this Agreement, except as the parties may otherwise mutually agree, provided that (i) the parties shall continue to operate the Plan in accordance with the terms of this Agreement and service the Accounts in good faith and in the ordinary course of their respective businesses, subject to the terms of this Agreement, until the provisions of Schedule 9.5 are satisfied, if applicable and (ii) in the event Company is proceeding to purchase the Portfolio as set forth in Schedule 9.5, Company shall be entitled at its sole cost and expense and subject to Bank’s review of all marketing and advertising (in accordance with the provisions of Section 2.4(c)) to continue to market and advertise the Plan during the period between termination and transfer of the Plan. The parties shall cooperate to ensure the orderly wind-down or transfer of the Plan, as applicable.

9.7           Termination Assistance Services.

If Company or its designee purchases the Portfolio, Bank will:

(a) Upon the request of Company provide commercially reasonable termination assistance services as are consistent with industry practices in order to efficiently transfer the Portfolio and minimize any adverse impact on the Portfolio.  Such services shall be set forth in writing in the Portfolio purchase agreement.

(b)           Upon termination or expiration of the Plan for any reason and until the date that is ninety (90) days after Bank ceases to provide any services under this Agreement, Company shall have the right to offer employment to employees of Bank and any of Bank’s Affiliates that perform all or substantially all of their work for Bank or its Affiliates in connection with the Plan.

SECTION 10.  MISCELLANEOUS

10.1           Entire Agreement.  This Agreement (including its schedules, exhibits and addenda which are incorporated herein) and the Operating Procedures constitutes the entire Agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof and merges all prior discussions between them.

10.2           Coordination of Public Statements.  Except as required by Applicable Law, including, without limitation, any SEC filings reasonably deemed by a party to be required (in which case the party making such filing will provide notice thereof to the other, in advance whenever possible), neither party will make any public announcement of the Plan or provide any information concerning the Plan to any representative of any news, trade or other media without the prior consent of the other party.  Neither party will respond to any inquiry from any public or governmental authority, except as required by Applicable Law, concerning the Plan without prior consultation and coordination with the other party.

10.3           Amendment.  Except as otherwise provided for in this Agreement, the provisions herein may be modified only upon the mutual agreement of the parties, however, no such modification shall be effective until reduced to writing and executed by both parties.

10.4           Successors and Assigns.  This Agreement and all obligations and rights arising hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors, transferees and assigns.  Bank may assign its rights and obligations under this Agreement solely as follows: (i) with the prior written consent of Company in its sole discretion; or (ii) without Company’s consent, but to an Affiliate; or (iii) without Company’s consent, but as part of an assignment of substantially all of Bank’s credit card programs.  Company may assign its rights and obligations under this Agreement without Bank’s consent but with notice thereof to Bank as soon as reasonably possible.  Further, in the event that CHRS sells Company or substantially all of the assets of Company, Company shall be obligated to assign this Agreement to the purchaser thereof.

10.5           Waiver.  No waiver of the provisions hereto shall be effective unless in writing and signed by the party to be charged with such waiver.  No waiver shall be deemed to be a continuing waiver in respect of any subsequent breach or default either of similar or different nature unless expressly so stated in writing.  No failure or delay on the part of either party in exercising any power or right under this Agreement shall be deemed to be a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right.

10.6            Severability.  If any of the provisions or parts of the Agreement are determined to be illegal, invalid or unenforceable in any respect under any applicable statute or rule of law, such provisions or parts shall be deemed omitted without affecting any other provisions or parts of the Agreement which shall remain in full force and effect, unless the declaration of the illegality, invalidity or unenforceability of such provision or provisions substantially frustrates the continued performance by, or entitlement to benefits of, either party, in which case this Agreement may be terminated by the affected party, without penalty.

10.7           Notices.  All communications and notices pursuant hereto to either party shall be in writing and addressed or delivered to it at its address shown below, or at such other address as may be designated by it by notice to the other party, and shall be deemed given when delivered by hand, or two (2) Business Days after being mailed (with postage prepaid) or when received by receipted courier service:

If to Bank: World Financial Network National Bank 3100 Easton Square Place Columbus, Ohio 43219 Attn.: President With a Copy to: Attn.: General Counsel	If to Company: c/o Lane Bryant, Inc. 450 Winks Lane, Bensalem PA, 19020 Attn.: President With a Copy to: ATTN: General Counsel

10.8           Captions and Cross-References.  The table of contents and various captions in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  References in this Agreement to any Section are to such Section of this Agreement.

10.9           GOVERNING LAW.  THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO, REGARDLESS OF THE DICTATES OF OHIO CONFLICTS OF LAW.

10.10           Counterparts.  This Agreement may be signed in one or more counterparts, all of which shall be taken together as one agreement.

10.11           Force Majeure.   Neither party will be responsible for any failure or delay in performance of its obligations under this Agreement to the extent caused by circumstances beyond its reasonable control, and not due to the fault or negligence of such party (such fault or negligence including, without limitation, (i) the failure of a party to maintain commercially reasonable precautions against such event and (ii) the failure of a party to maintain commercially reasonable procedures to mitigate against the effect of any such event [such as, but not limited to, redundant systems and manual procedures]).  Subject to the foregoing restrictions, force majeure events may include, but are not limited to, acts of God, flood, criminal acts, fire, riot, computer viruses or hackers, in each event where such party has utilized commercially reasonable means to anticipate and prevent the same, accident, strikes or work stoppage, embargo, sabotage, terrorism, inability to obtain material, government action (including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement), and other similar causes whether or not of the same class or kind as specifically named above in each event where such party has utilized commercially reasonable means to anticipate and prevent the same.  In the event a party is unable to perform substantially for any of the reasons described in this Section, it will notify the other party promptly of its inability so to perform, and if the inability continues for at least ninety (90) consecutive calendar days (ten (10) calendar days in the cases of credit authorizations, processing of new Accounts and payment obligations and thirty (30) calendar days in the event such failure to timely perform otherwise results in a material adverse effect on the other party), the party so notified may then terminate this Agreement forthwith.  The party unable to perform shall use its best efforts to avoid or remove such circumstance and such party unable to perform shall use its best efforts to mitigate the effects of such event and continue performance hereunder with the utmost dispatch both during the continuance of such event and whenever such causes are removed.  The foregoing shall not limit or excuse a party’s payment obligations under this Agreement, provided that the parties acknowledge that, subject to the foregoing restrictions and obligations and the provisions of Schedule 3.5(a), the timing of such payment obligations may be disrupted due to a force majeure event.

10.12           Relationship of Parties.  This Agreement does not constitute the parties as partners or joint venturers and neither party will so represent itself.

10.13           Survival.  No termination of this Agreement shall in any way affect or impair the powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the parties with respect to times and/or events occurring prior to such termination.  No powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the parties with respect to times and/or events occurring after termination shall survive termination except for the following Sections and their corresponding schedules: Section 2.8), Section 2.10, Section 3.2, Section 3.4, Section 3.5 (but not the provisions of Schedule 3.5(a) except for a termination by Company for a Company Termination Event), Section 3.7, Section 3.8, Section 3.9, Section 8, Section 9.5, Section 9.6, Section 9.7, Section 10.7, Section 10.9, Section 10.13, Section 10.17,  Section 10.18, Section 10.19 and Section 10.20.

10.14           Mutual Drafting.  This Agreement is the joint product of Company and Bank and each provision hereof has been subject to mutual consultation, negotiation and agreement of Company and Bank; therefore to the extent any language in this Agreement is determined to be ambiguous, it shall not be construed for or against any party based on the fact that either party controlled the drafting of the document.

10.15           Independent Contractor.  The parties hereby declare and agree that Bank is engaged in an independent business, and shall perform its obligations under this Agreement as an independent contractor; that any of Bank’s personnel performing the services hereunder are agents, employees, Affiliates, or subcontractors of Bank and are not agents, employees, Affiliates, or subcontractors of Company; that Bank has and hereby retains the right to exercise full control of and supervision over the performance of Bank’s obligations hereunder and full control over the employment, direction, compensation and discharge of any and all of the Bank’s agents, employees, Affiliates, or subcontractors, including compliance with workers’ compensation, unemployment, disability insurance, social security, withholding and all other federal, state and local laws, rules and regulations governing such matters; that Bank shall be responsible for Bank’s own acts and those of Bank’s agents, employees, Affiliates, and subcontractors; and that except as expressly set forth in this Agreement, Bank does not undertake by this Agreement or otherwise to perform any obligation of Company, whether regulatory or contractual, or to assume any responsibility for Company’s business or operations.

10.16           No Third Party Beneficiaries.  The provisions of this Agreement are for the benefit of the parties hereto and not for any other person or entity.

10.17           Confidentiality and Security Control.

(a)           Confidential Information. Subject to Section 2.8 and except as specifically provided in this Section 10.17, neither party shall disclose any Confidential Information (defined below) which it learns as a result of negotiating or implementing this Agreement. “Confidential Information” shall mean information not of a public nature concerning the business or properties of the other party or their customers including, without limitation: Consumer Personal Information, the terms and conditions of this Agreement (as well as proposed terms and conditions of any amendments, renewals, or extensions of this Agreement) any proposed and/or agreed upon terms and conditions of any other credit card program agreement between the parties and/or their Affiliates, customer lists, sales volumes, test results, and results of marketing programs, Plan reports and files generated by Bank (in the case of Bank), trade secrets, business and financial information, source codes, business methods, procedures, know-how and other information (including but not limited to intellectual property) of every kind that relates to the business of either party.

However, the definition of “Confidential Information” specifically excludes information which:

(i)           is generally known to the trade or to the public at the time of such disclosure; or

(ii)           becomes generally known to the trade or the public subsequent to the time of such disclosure; provided, however, that such general knowledge is not the result of a disclosure in violation of this Section 10.17; or

(iii)           is obtained by a party from a source other than the other party, without breach of this Agreement or any other obligation of confidentiality or secrecy owed to such other party or any other person or organization; or

(iv)           is independently conceived and developed by the disclosing party and proven by the disclosing party through tangible evidence not to have been developed as a result of a disclosure of information to the disclosing party, or any other person or organization which has entered into a confidential arrangement with the non-disclosing party.

(b)           Other Protected Information. The use and/or disclosure of any Consumer Personal Information, Company Customer Information, and/or Bank Cardholder Information shall be subject to Applicable Law, Section 2.8, and this Section 10.17.

(c)           Permitted Uses and Disclosures. Nothing in this Section 10.17 shall be interpreted to mean that a party is restricted with respect to the use or disclosure of Confidential Information which it owns. The parties may also disclose any Consumer Personal Information or Confidential Information under the following circumstances.  First, to the extent disclosure is required by Applicable Law.  Second, to the extent disclosure is both permitted by Applicable Law and either necessary for the performance of the disclosing party’s obligation under this Agreement and/or agreed to in writing by the other party, provided that:  (i) prior to disclosing any such information to any third party, the party making the disclosure (to the third party) shall give notice to the other party of the nature of such disclosure and of the fact that such disclosure will be made; and (ii) prior to filing a copy of this Agreement (whole or partial) with any governmental authority or agency, the filing party will consult with the other party with respect to such filing and shall redact such portions of this Agreement which the other party requests be redacted, unless, in the filing party’s reasonable judgment based on the advice of its counsel (which advice shall have been discussed with counsel to the other party), the filing party concludes that such request is inconsistent with the filing party’s obligations under Applicable Law.

(d)           Protecting Disclosed Information. When, pursuant to subsection (c) above, one party discloses the other party’s Confidential Information or Consumer Personal Information to the disclosing party’s Affiliate or a third-party, the disclosing party shall be responsible for ensuring that such disclosure complies with Applicable Law.  Furthermore, the disclosing party shall ensure that the Affiliate or third-party executes a confidentiality agreement provided by or approved in writing by the non-disclosing party, and that it keeps all such information in confidence.  Each party covenants that at all times it shall have in place procedures designed to assure that each of its employees who is given access to the other party’s Consumer Personal Information or Confidential Information shall protect the privacy of such information.  Each party acknowledges that any breach of the confidentiality provisions of this Agreement by it will result in irreparable damage to the other party and therefore in addition to any other remedy that may be afforded by law any breach or threatened breach of the confidentiality provisions of this Agreement may be prohibited by restraining order, injunction or other equitable remedies of any court.  The provisions of this Section 10.17 will survive termination or expiration of this Agreement.

(e)           Protecting Stored Information.  Each party shall establish commercially reasonable controls to ensure the confidentiality of any Consumer Personal Information and the other’s Confidential Information.  Each party shall also ensure that such information is not disclosed contrary to the provisions of this Agreement, or any applicable privacy, security or other laws, rules, and regulations.  Without limiting the foregoing, each party shall implement such physical and other security measures as are necessary to (i) ensure the security and confidentiality of any Consumer Personal Information and the other’s Confidential Information, (ii) protect against any threats or hazards to the security and integrity of such information, (iii) protect against any unauthorized access to or use of such information, and (iv) properly dispose of any Consumer Personal Information as required under Applicable Law.  A party shall promptly notify the other in the event it believes, or has reason to believe, that a confidentiality or security breach, or any other unauthorized intrusion, has occurred with respect to Consumer Personal Information.  Such party shall estimate the intrusion’s affect and shall specify the corrective action taken and to be taken by such party.  Additionally, the party incurring the breach or intrusion shall be responsible for the Losses related to such breach and shall indemnify the other party for any Losses such other party suffers as a result of such data breach/intrusion which in the case of unauthorized disclosure of Consumer Personal Information shall include, without limitation any Losses related to claims brought against the non-breaching party by such consumers related to such unauthorized disclosure, costs of any and all required notifications of such breach to the affected consumers and the costs of any credit or identify theft monitoring products.

(f)           If, upon expiration or termination of this Agreement, Company or its designee does not purchase the Accounts from Bank pursuant to Section and Schedule 9.5, Company shall take appropriate measures to destroy or remove from its systems Bank’s Cardholder, Confidential, and Consumer Personal Information.  This includes but is not limited to any and all records regarding Cardholders, whether in paper, electronic, or other form, that is maintained or otherwise possessed by or on behalf of Company, including a compilation of such records.  Upon expiration or termination of this Agreement Bank shall take appropriate measures to destroy or remove (according to Company’s direction) from its systems Company’s Confidential Information.

If Company or its designee does purchase the Accounts at such time, Company’s obligation to remove or destroy information shall apply only to any Bank Confidential Information that is not comprised of Bank Cardholder Information or Consumer Personal Information.

10.18           Taxes.  Company will be responsible for, and agrees to pay, all sales, use, excise, and value-added taxes, or taxes of a similar nature (excluding personal property taxes and taxes based on Bank’s income which shall be borne by Bank), imposed by the United States, any state or local government, or other taxing authority, on all services provided by Bank under this Agreement.  The parties agree to cooperate with each other to minimize any applicable sales, use, or similar tax and, in connection therewith, the parties shall provide each other with any relevant tax information as reasonably requested (including without limitation, resale or exemption certificates, multi-state exemption certificates, information concerning the use of assets, materials and notices of assessments).  All amounts set forth in this Agreement are expressed and shall be paid in lawful U.S. dollars.  Company shall be entitled at its sole cost to file claims and recover refunds and credits of sales and use tax by any taxing authority in connection with a Purchase that has been charged back to Company or written off by Bank (including without limitation Purchases related to the Purchased Accounts), and all allowable interest relating thereto (a “Sales Tax Refund”).  Bank agrees to provide to Company on a monthly basis a list of such losses by state, together with an aggregate list of the subject Accounts, balances, unpaid charges and fees for Accounts that have been charged off or written off during the prior month by ZIP code, as well as an overall recovery rate, which may be used by Company in connection with the Plan solely to enable Company to obtain said refunds and credits from a taxing jurisdiction, subject to the confidentiality obligations set forth in Section 10.17.  In addition, in the event that Company is required to provide additional information to a governmental agency, Bank agrees to provide first and last name, city, state, ZIP code, unpaid charges and fees, write off date and write off amount. The parties agree that Company may retain one hundred percent (100%) of any amount obtained from a taxing authority for such a Sales Tax Refund and Bank shall not apply for any such Sales Tax Refunds.

10.19  Arbitration.

(a)  Scope of Arbitration.  Any dispute, controversy or claim of any and every kind or type, whether based on contract, tort, statute, regulations or otherwise, arising out of, in connection with or relating in any way to this Agreement, the relationship of the parties, the obligations of the parties or the operations carried out under this Agreement, including without limitation any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement, that cannot be resolved through the Operating Committee dispute resolution procedure (as detailed in Paragraph E of Schedule 2.6 (b)), shall be resolved through final and binding arbitration, it being the intention of the parties that this is a broad form arbitration agreement designed to encompass all possible disputes among the parties relating to the transactions that are the subject of the Agreement.

(b) Arbitration Notice.  If a dispute has not been resolved within thirty (30) days after the Operating Committee dispute resolution procedure has been ongoing, then either party may initiate arbitration proceedings by giving written notice (an “Arbitration Notice”) to the other party referencing the dispute and requesting that the dispute be submitted for arbitration in accordance with this Section 10.19.

(c)  Administration of Arbitration. The arbitration is to be administered by the American Arbitration Association (the “AAA”) and is to be conducted in accordance with the Commercial Arbitration Rules of the AAA.  Such arbitration shall be conducted in either Columbus, Ohio or Philadelphia, Pennsylvania or such other location as the parties shall mutually agree.

(d)  Arbitration Expenses.  Each party shall pay for one-half of the arbitration expenses, including arbitrator fees and expenses, except that the party initiating a claim for arbitration shall be responsible for paying the filing fees associated with initiating such claim.  Each party shall be responsible for paying its own attorney and expert fees and costs; provided however that if the arbitrators determine that one party is the prevailing party in such arbitration, the arbitrators may, as a part of its award, require the non-prevailing party to pay the costs and fees (including, without limitation, the arbitration filing fees and reasonable attorneys fees and expert fees) incurred by the prevailing party.

(e)  Appointment of Arbitrators. The arbitration is to be held before a panel of three (3) arbitrators, and the parties will use commercially reasonable efforts to ensure that each of the arbitrators have at least ten (10) years of experience in the credit card industry (if such dispute relates to the credit card aspects of this Agreement) or in the applicable industry if the dispute is not specific to the credit card industry.  No later than fifteen (15) Business Days after the notice of arbitration is received, each party shall select an arbitrator and request the two selected arbitrators to select a third neutral arbitrator within five (5) Business Days, who shall serve as the presiding arbitrator.  Unless otherwise agreed to by the parties, the two arbitrators selected by the parties must have no direct or indirect financial interest in the dispute or any direct or indirect financial interest in or dependence upon either of the parties (other than his or her fees and expenses for serving on the panel), and the third, presiding arbitrator selected by the two party-selected arbitrators must qualify as a neutral arbitrator as defined in the Commercial Arbitration Rules and/or Code of Ethics of the AAA.  Before beginning the hearings, the three arbitrators must each take an oath of impartiality.

(f)  Enforcement; Authority of Arbitrators.  Judgment on any award rendered by the arbitrators may be entered in any court of competent jurisdiction in either Ohio or Pennsylvania, however, the arbitrators have no authority to award punitive damages unless otherwise allowable pursuant to this Agreement or any other damages not measured by the prevailing party’s actual damages (unless liquidated damages are specified in this Agreement), and may not, in any event, make any ruling, finding or award that does not conform to the provisions of this Agreement.

10.20.  Consent not to be Unreasonably Withheld.  Except as otherwise provided in this Agreement, where a party’s consent is required under this Agreement, such party shall not unreasonably withhold, delay or condition their consent.

[Signature block on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in manner and form sufficient to bind Bank, Company, and all subsidiaries of Company through which Sales Channels are being operated, as of the date first above written.

LANE BRYANT, INC.

By:  /S/ ERIC M. SPECTER

Eric M. Specter
Printed Name

Vice President
Title

WORLD FINANCIAL NETWORK
NATIONAL BANK

By:  /S/ DANIEL T. GROOMES

Daniel T. Groomes
Printed Name

President
Title

OUTLET DIVISION MANAGEMENT CO., INC.

By:  /S/ ERIC M. SPECTER

Eric M. Specter
Printed Name

Vice President
Title

PETITE SOPHISTICATE, INC.

By:  /S/ ERIC M. SPECTER

Eric M. Specter
Printed Name

Vice President
Title

SIERRA NEVADA FACTORING, INC.

By:  /S/ ERIC M. SPECTER

Eric M. Specter
Printed Name

Vice President
Title